UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Tactile Systems Technology, Inc.
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Tactile Systems Technology, Inc.
3701 Wayzata Boulevard, Suite 300
Minneapolis, Minnesota 55416

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2021 Annual Meeting of Stockholders of Tactile Systems Technology, Inc. will be held on Monday, May 17, 2021, at 9:00 a.m. Central Time, in a virtual format only. The purposes of the meeting are the following:

1.     to elect eight directors, William Burke, Sheri Dodd, Raymond Huggenberger, Deepti Jain, Richard Nigon, Daniel Reuvers, Kevin Roche and Peter Soderberg, to serve until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

2.     to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021;

3.     to approve, on an advisory basis, the 2020 compensation of our named executive officers as disclosed in the accompanying Proxy Statement; and

4.     to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

Only Tactile Systems Technology, Inc. stockholders of record at the close of business on March 22, 2021 will be entitled to vote at the meeting and any adjournment or postponement thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials and our 2020 Annual Report to Stockholders. The Notice contains instructions on how to access those documents and to cast your vote via the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and our 2020 Annual Report to Stockholders. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and the 2020 Annual Report to Stockholders by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

By Order of the Board of Directors,

Minneapolis, Minnesota April 5, 2021	Daniel L. Reuvers Chief Executive Officer and Director

Transactions with Related Persons	48
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	49
HOUSEHOLDING OF PROXY MATERIALS	52
AVAILABILITY OF FORM 10-K	52
INCORPORATION BY REFERENCE	53

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements included in this Proxy Statement regarding future performance and results, expectations, plans, strategies, priorities, commitments and other statements that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are based upon current beliefs, expectations and assumptions and are subject to significant risks, uncertainties and changes in circumstances that could cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020. Readers of this Proxy Statement are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROXY STATEMENT SUMMARY

Our Board of Directors (the “Board of Directors” or “Board”) has made this Proxy Statement and related materials available to you on the internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2020 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Monday, May 17, 2021, at 9:00 a.m. Central Time, in a virtual meeting format only, and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date identified below. The mailing of the Notice to our stockholders is scheduled to begin on or about April 5, 2021.

This summary highlights information contained elsewhere in this Proxy Statement. It does not contain all of the information you should consider, and we urge you to read the entire Proxy Statement, as well as our 2020 Annual Report, before voting.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON MAY 17, 2021: This Proxy Statement and our 2020 Annual Report to Stockholders are available at www.proxyvote.com.

MATTERS FOR SHAREHOLDER VOTE

Voting Matters and Board Recommendation

Voting Matter	Board Recommendation
Proposal 1: Election of eight directors	FOR each nominee

Proposal 2: To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021	FOR

Proposal 3: To approve, on an advisory basis, the 2020 compensation of our named executive officers	FOR

DIRECTOR NOMINEES

						Committee Memberships
Nominee	Age	Director Since	Principal Occupation	Independent	Other Public Boards	A	C&O	N&CG	C&R
Peter Soderberg*	74	2012	Managing Partner, Worthy Venture Resources, LLC	✓	0			Chair
William Burke	61	2015	President, Austin Highlands Advisors, LLC	✓	2	✓	Chair
Sheri Dodd	55	2021	Vice President and General Manager, Medtronic plc	✓	0		✓	✓
Raymond Huggenberger	62	2017	Former Chief Executive Officer, Inogen, Inc. (NASDAQ: INGN)	✓	2		✓		✓
Deepti Jain	53	2021	Former President, IngenioRx, Anthem, Inc.’s pharmacy benefit management division	✓	0	✓			✓
Richard Nigon	73	2012	Senior Vice President, Cedar Point Capital, Inc.	✓	2	Chair		✓
Daniel Reuvers	58	2020	President and Chief Executive Officer of the Company		0
Kevin Roche	70	2004	Former General Counsel, UnitedHealth Group	✓	0	✓			Chair

A Audit

C&O Compensation and Organization

N&CGNominating and Corporate Governance

C&RCompliance and Reimbursement

* Chairman of the Board

DIRECTOR SKILLS, EXPERIENCE AND DIVERSITY

The following matrix provides summary information about our directors’ skills and experiences. More detailed information is provided in each director’s biography under “Proposal 1: Election of Directors – Nominees for Director.”

	Soderberg	Burke	Dodd	Huggenberger	Jain	Nigon	Reuvers	Roche
Current or prior CEO	X			X	X		X
Senior Leadership Role	X	X	X	X	X	X	X	X
Healthcare Industry	X	X	X	X	X	X	X	X
Medical Device Industry	X	X	X	X			X
Regulatory Matters	X		X		X			X
M&A	X	X		X	X		X
Strategic Planning	X	X	X	X	X		X
Cybersecurity, Technology, Systems or IP	X	X	X					X
Risk Management		X			X			X
Sales & Marketing	X		X	X	X		X
International	X	X	X	X			X

Of our eight directors, two (25%) are female and one (12.5%) is ethnically diverse.

CORPORATE GOVERNANCE HIGHLIGHTS

● 7 of 8 Director Nominees are Independent
● Fully Independent Board Committees
● Independent Chairman of the Board
● Annual Election of All Directors
● Board Oversight of Environmental, Sustainability and Social Matters
● Annual Board and Committee Evaluations
● Extensive Board Oversight of Risk Management
● Non-Employee Directors Regularly Meet Without Management Present
● Single Class Voting Structure (One Share, One Vote)
● Code of Business Conduct and Ethics Applicable to All Employees and Directors
● Supplemental Code of Ethics for Senior Financial Officers
● No Supermajority Voting Requirements
● No Shareholder Rights Plan (Poison Pill)

EXECUTIVE COMPENSATION HIGHLIGHTS

● Pay for Performance
● Establish Challenging Performance Goals in Incentive Plans
● Maintain Stock Ownership Guidelines for Our Directors and Executive Officers
● Require Termination of Employment in Addition to a Change in Control for Accelerated Equity Vesting (Double Trigger)
● Require Restrictive Covenant Agreement for Participation in Severance Plan
● Provide No Excise Tax Gross-Ups
● Provide Limited Executive Perquisites
● Prohibit Hedging or Pledging of Company Stock
● Engage Independent Compensation Consultant

Proposal 1: election of directors

Our Board of Directors is not divided into classes and each director serves for a one-year term until the next annual meeting of stockholders. Our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an election of directors. Vacancies on the Board of Directors, resulting from any cause, and newly created directorships resulting from any increase in the number of directors, are filled exclusively by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and not by stockholders. A director elected by the Board of Directors to fill a vacancy shall hold office for the remainder of that term and until the director’s successor is duly elected and qualified or until his or her earlier resignation, death, or removal.

Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders at the Annual Meeting are the eight current directors: William Burke, Sheri Dodd, Raymond Huggenberger, Deepti Jain, Richard Nigon, Daniel Reuvers, Kevin Roche and Peter Soderberg. If elected, each nominee will serve as a director until the Annual Meeting of Stockholders in 2022 and until his or her successor is duly elected and qualified, subject to his or her earlier death, resignation or removal. Proxies cannot be voted for a greater number of persons than eight, which is the number of nominees named in this Proxy Statement.

The names of and certain information about the nominees for director are set forth below. There are no family relationships among any of our directors, nominees or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the director nominees to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such substitute nominee as the Board of Directors may designate.

Nominees for Director

Set forth below are the biographies of each nominee for director, as well as a discussion of the particular experience, qualifications, attributes, and skills that led our Board of Directors to conclude that each person nominated to serve should serve as a director. In addition to the information presented below, we believe that each director meets the minimum qualifications established by the Nominating and Corporate Governance Committee of our Board of Directors.

Peter Soderberg

Age: 74

Tactile Director Since: September 2012

Chairman of the Board of Directors

Committees:

●
Nominating and Corporate Governance Committee (Chair)

Mr. Soderberg currently is the Managing Partner of Worthy Venture Resources, LLC, a company that seeks to add intellectual and financial capital to post start-up companies transitioning to an established national market presence. Beginning in 2006, Mr. Soderberg served as the President and Chief Executive Officer of both Hillenbrand Industries and Hill-Rom. In 2008, Hillenbrand Industries separated its two subsidiaries creating two, separately traded, public companies. Mr. Soderberg continued his role as President and Chief Executive Officer of the medical technology company, Hill-Rom Holdings, Inc. until 2010. Mr. Soderberg served on the board of Hillenbrand Industries/Hill-Rom from 2002 until his semi-retirement in 2010. Previously, he was President and Chief Executive Officer at Welch Allyn, a manufacturer of medical diagnostic equipment, for six years, and served as Group Vice President and Chief Operating Officer from 1993 to 1999. Prior to his role at Welch Allyn, Mr. Soderberg served 23 years at Johnson & Johnson in a variety of operations, marketing and management positions, including President of Johnson & Johnson Health Management. His career also includes roles as President and Chief Executive Officer of an industrial technology company and the founder and President of a venture capital business.

Mr. Soderberg currently serves on the board of directors of Medical Technology Enterprise Consortium and several overseas, privately held, medical technology companies. Mr. Soderberg previously served on the boards of Integer Holdings Corp. (NYSE: ITGR, formerly Greatbatch, Inc.), a medical technology company, Constellation Brands, Inc. and the Advanced Medical Technology Association.

We believe Mr. Soderberg is qualified to serve on our Board of Directors because of his extensive industry, leadership and investment development experience.

William Burke

Age: 61

Tactile Director Since: September 2015

Committees:

●
Audit Committee
●
Compensation and Organization Committee (Chair)

Since November 2015, Mr. Burke has served as President of Austin Highlands Advisors, LLC, a provider of corporate advisory services. He served as Executive Vice President and Chief Financial Officer of IDEV Technologies, a peripheral vascular devices company, from November 2009 until the company was acquired by Abbott Laboratories in August 2013. From August 2004 to December 2007, he served as Executive Vice President and Chief Financial Officer of ReAble Therapeutics, a diversified orthopedic device company that was sold to The Blackstone Group in a going private transaction in 2006 and subsequently merged with DJO Incorporated in November 2007. Mr. Burke remained with ReAble until June 2008. From 2001 to 2004, he served as Chief Financial Officer of Cholestech Corporation, a medical diagnostic products company.

Mr. Burke has served on the board of directors of numerous public and private companies. He currently serves on the boards of Adtalem Global Education Inc. (NYSE: ATGE), Myocardial Solutions, Inc., and EQ Health Acquisition Corp. (NYSE: EQHA). He previously served on the board of directors of Invuity, Inc. (acquired by Stryker Corporation in October 2018), LDR Holding Corporation (acquired by Zimmer Biomet in July 2016) and Medical Action Industries (acquired by Owens & Minor in October 2014).

We believe Mr. Burke is qualified to serve on our Board of Directors because of his business experience with other medical technology companies and his experience as Chief Financial Officer of other companies, including other publicly traded companies.

Sheri Dodd

Age: 55

Tactile Director Since: January 2021

Committees:

●
Compensation and Organization Committee
●
Nominating and Corporate Governance Committee

Ms. Dodd currently serves as Vice President and General Manager at Medtronic plc, leading the Medtronic Care Management Services’ remote patient monitoring business. She joined Medtronic in March 2010 and has served in Vice President positions, including healthcare economics and market access, clinical research, and general management for the non-intensive diabetes therapies business and the remote patient monitoring business. From November 1997 until March 2010, Ms. Dodd held various positions with Johnson & Johnson in both pharmaceutical and medical devices, most recently as a Vice President of health economics and reimbursement. Ms. Dodd also served as an outcomes researcher with Orthopedic Surgeons, plc from January 1995 until November 1997. From May 1988 until September 1993 Ms. Dodd served as a project coordinator with the World Health Organization.

We believe Ms. Dodd is qualified to serve on our Board of Directors because of her business experience in clinical and healthcare economics, reimbursement and home-based remote patient monitoring.

Raymond Huggenberger

Age: 62

Tactile Director Since: September 2017

Committees:

●
Compensation and Organization Committee
●
Compliance and Reimbursement Committee

Mr. Huggenberger has served as a member of the board of directors of Inogen, Inc. (Nasdaq: INGN) since 2008. Mr. Huggenberger served as Inogen’s Chief Executive Officer from 2008 to February 2017 and also served as Inogen’s President from 2008 until January 2016. Prior to joining Inogen, Mr. Huggenberger held various management positions with Sunrise Medical Inc., a global manufacturer and distributor of durable medical equipment, culminating as its President and Chief Operating Officer.

In addition to Inogen, Inc., Mr. Huggenberger currently serves on the board of directors of Intricon Corporation (Nasdaq: IIN), a medical technology company. Mr. Huggenberger also serves on the board of directors of private companies Sommetrics, a medical device company, Avation Medical, a medical device company, and previously served on the board of directors of IYIA Technologies, Inc., a healthcare company, as well as device company Ebb Therapeutics.

We believe Mr. Huggenberger is qualified to serve on our Board of Directors because of his management experience and service on other boards.

Deepti Jain

Age: 53

Tactile Director Since: January 2021

Committees:

●
Audit Committee
●
Compliance and Reimbursement Committee

Ms. Jain served as the President of Anthem’s pharmacy benefit management division, IngenioRx, through November 2020, and was responsible for all functions including sales and account management, clinical programs, operations, client analytics, financial performance, underwriting, internal audit coordination, compliance, and market strategy. Ms. Jain served as the Vice President and Chief Operating Officer of Anthem Pharmacy Solutions from 2014 to 2015, as the Senior Vice President and Chief Operating Officer of Anthem Pharmacy Solutions from 2016 to 2018, and as President of IngenioRx from 2019 through November 2020. Prior to that, Ms. Jain held various positions with Medco Health Solutions Inc., between 1998 and 2012, most recently as Chief Financial Officer and Senior Vice President of Finance for the health plan division. Ms. Jain also served as a systems manager for Catholic Medical Center from 1996 until 1998 and as a senior analyst with the Montefiore Health System from 1994 until 1996.

We believe Ms. Jain is qualified to serve on our Board of Directors because of her business experience, particularly with benefits management and health plan matters, and her industry experience.

Richard Nigon

Age: 73

Tactile Director Since: September 2012

Committees:

●
Audit Committee (Chair)
●
Nominating and Corporate Governance Committee

Mr. Nigon is currently Senior Vice President of Cedar Point Capital, Inc., a private company that raises capital for early stage companies, where he has served since 2007. From February 2001 until December 2006, Mr. Nigon was a Director of Equity Corporate Finance for Miller Johnson Steichen Kinnard, a privately held investment firm, which was acquired in December 2006 by Stifel Nicolaus, a brokerage and investment banking firm. After that acquisition, Mr. Nigon became a Managing Director of Private Placements until May 2007. From February 2000 to February 2001, Mr. Nigon served as the Chief Financial Officer of Dantis, Inc., a web hosting company. Prior to joining Dantis, Mr. Nigon was employed by Ernst & Young LLP from 1970 to 2000, where he was a partner from 1981 to 2000. While at Ernst & Young, Mr. Nigon served as the Director of Ernst & Young's Twin Cities Entrepreneurial Services Group and was the coordinating partner on several publicly traded companies in the consumer retailing and manufacturing sectors.

Mr. Nigon currently serves on the board of directors of Northern Technologies International Corporation (Nasdaq: NTIC) and Celcuity, Inc. (Nasdaq: CELC). Mr. Nigon was previously a member of the board of directors of Vascular Solutions, Inc. before its acquisition by Teleflex, Incorporated in February 2017. Mr. Nigon also serves as a director of several private companies.

We believe Mr. Nigon is qualified to serve on our Board of Directors because of his extensive public accounting and auditing experience.

Daniel Reuvers

Age: 58

Tactile Director Since: June 2020

Mr. Reuvers joined Tactile in June 2020 from Integra LifeSciences Corporation, where he served as the Executive Vice President and President, Codman Specialty Surgical, since December 2016. His responsibilities there included global sales, marketing, product development, quality and regulatory, and service and repair. He joined Integra in 2008 as Vice President of Marketing & Product Development for the company’s surgical instrument business, and held a series of roles with progressively increased responsibility. Among his accomplishments there, he led the $1B acquisition and integration of the Codman business from Johnson & Johnson. Previously, he served as President of Advanced Respiratory and Omni-Tract Surgical, both resulting in acquisitions by Hill-Rom and Integra, respectively.

Mr. Reuvers served on the board of Respirtech, Inc. for 10 years, until their acquisition by Philips.

We believe Mr. Reuvers is qualified to serve on our Board of Directors because of his extensive commercial and general management experience in the medtech industry.

Kevin Roche

Age: 70

Tactile Director Since: October 2004

Committees:

●
Audit Committee
●
Compliance and Reimbursement Committee (Chair)

Mr. Roche was General Counsel of UnitedHealth Group, a health insurance provider, from 1989 to 1996, at which time he founded and operated as the Chief Executive Officer of the Ingenix division of UnitedHealth Group, where he served until 2001.

Following his retirement from UnitedHealth Group, Mr. Roche has spent several years assisting emerging growth companies as an investor, advisor and board member. He also serves as a Senior Advisor for Triple Tree, LLC. He currently serves as on the board of directors for several private healthcare companies. In addition, during the past five years, Mr. Roche served on the board of directors of Cogentix Medical, Inc.

We believe that Mr. Roche is qualified to serve on our Board of Directors because of his extensive industry and leadership experience and his experience as a board member.

Board of Directors’ Recommendation

The proposal for the election of directors relates solely to the election of the directors nominated by the Board of Directors.

The Board of Directors recommends that stockholders vote FOR the election of each of the director nominees listed above.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined that all members of the Board of Directors, except Daniel Reuvers, are independent, as determined in accordance with the rules of the Nasdaq Stock Market. In making such independence determination, the Board of Directors considered the relationships that each such non-employee director has with our Company and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence.

Board Leadership Structure

The positions of our Chairman of the Board and Chief Executive Officer are presently separated. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board of Directors in its fundamental role of providing advice to, and independent oversight of, management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer must devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as the Board of Directors’ oversight responsibilities continue to grow. Our Board of Directors also believes that this structure ensures a greater role for the non-management directors in the oversight of our Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our Board of Directors. Although our By-Laws and Corporate Governance Guidelines do not require our Chairman of the Board and Chief Executive Officer positions to be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for the Company at this time.

Stockholder Communications

Any stockholder wishing to communicate with our Board of Directors or a particular director may do so by writing to the Board or a particular director in care of the Corporate Secretary of the Company at our principal executive offices. All communications will initially be received and processed by the Corporate Secretary, who will then refer the communication to the appropriate Board member.

Procedures for Selecting and Nominating Director Candidates

Stockholders may directly nominate a person for election to our Board of Directors by complying with the procedures set forth in Section 2.4 of our By-Laws and with SEC rules and regulations. Under our By-Laws, only persons nominated in accordance with the procedures set forth in the By-Laws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a stockholder at the time that you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our By-Laws, director nominations generally must be made pursuant to notice delivered to, or mailed and received at, our principal executive offices, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year’s Annual Meeting of Stockholders. For further information, see “Questions and Answers About the Annual Meeting – What is the deadline for submitting a stockholder proposal for the 2022 annual meeting?” Your notice must set forth all information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected). Your notice also must set forth certain information for you and any beneficial owner on whose behalf you make a nomination, as described in the By-Laws.

As required by our Corporate Governance Guidelines, when evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Corporate Governance Committee takes into account many factors. The Board of Directors selects and recommends to stockholders qualified individuals who, if added to the Board, would provide the mix of director characteristics and diverse experiences, perspectives and skills appropriate for us. Board candidates are considered based on various criteria, including breadth and depth of relevant business and board skills and experiences, judgment and integrity, reputation, diversity (including geographic, occupational, gender, race and age), education, leadership ability, independence, the ability to devote sufficient time to the Board and knowledge of the Company’s industry. These considerations are made in the context of an assessment of the perceived needs of our Board of Directors at the particular point in time.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. Stockholders who wish to suggest qualified candidates should write to Tactile Systems Technology, Inc., 3701 Wayzata Boulevard, Suite 300, Minneapolis, Minnesota 55416, Attention: Corporate Secretary. Any such recommendation should include a description of the candidate’s qualifications for board service; the candidate’s written consent to be considered for nomination and to serve if nominated and elected; and addresses and telephone numbers for contacting the stockholder and the candidate for more information.

Board Meetings and Committees

Our Board of Directors held fourteen meetings during 2020. The independent directors regularly hold executive sessions at meetings of the Board of Directors. During 2020, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. Directors are expected to attend the annual meetings of stockholders of the Company, as provided in our Corporate Governance Guidelines. All continuing directors at that time attended the 2020 Annual Meeting of Stockholders.

During 2020, our Board of Directors had four standing committees: Audit Committee, Compensation and Organization Committee, Nominating and Corporate Governance Committee and Compliance and Reimbursement Committee. The following sets forth the membership of each of our committees as of March 22, 2021:

Audit Committee	Compensation and Organization Committee	Nominating and Corporate Governance Committee	Compliance and Reimbursement Committee
Richard Nigon (Chair)	William Burke (Chair)	Peter Soderberg (Chair)	Kevin Roche (Chair)
William Burke	Sheri Dodd	Sheri Dodd	Raymond Huggenberger
Deepti Jain	Raymond Huggenberger	Richard Nigon	Deepti Jain
Kevin Roche

Audit Committee.  Richard Nigon, William Burke, Deepti Jain and Kevin Roche currently serve on the Audit Committee, which is chaired by Mr. Nigon. Our Board of Directors has determined that each member of the Audit Committee is “independent” for Audit Committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq Stock Market rules. Our Board of Directors has determined that Messrs. Nigon and Burke are Audit Committee financial experts, as defined under the applicable rules of the SEC. Each of the members of our Audit Committee meets the requirements for financial literacy and possesses the financial qualifications required under the applicable rules and regulations of the SEC and the Nasdaq Stock Market.

The Audit Committee’s responsibilities include:

●	appointing, compensating, retaining, replacing and overseeing our independent auditor;
●	pre-approving all audit and permitted non-audit services to be provided by our independent auditor;
●	assisting our Board of Directors in its oversight of our financial statements and other financial information to be provided by us;
●	overseeing our compliance with legal and regulatory matters and aspects of our risk management processes;
●	discussing with management and our independent auditors any major issues as to the adequacy of our internal controls, any actions to be taken in light of significant or material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting; and
●	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

The Audit Committee held six meetings during 2020. The Audit Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance” section of our website at www.tactilemedical.com. A copy of our Corporate Governance Guidelines are also available in the “Investors—Corporate Governance” section of our website at www.tactilemedical.com.

Compensation and Organization Committee. William Burke, Sheri Dodd and Raymond Huggenberger currently serve on the Compensation and Organization Committee, which is chaired by Mr. Burke. Our Board of Directors has determined that each member of the Compensation and Organization Committee is “independent” as that term is defined in the rules of the SEC and the applicable Nasdaq Stock Market rules. The Compensation and Organization Committee’s responsibilities include:

●	determining the compensation of our Chief Executive Officer and other executive officers;
●	providing oversight of our compensation policies, plans and benefit programs;
●	overseeing and administering our equity compensation plans;
●	recommending to our Board of Directors the compensation arrangements for our non-employee directors;
●	overseeing and reviewing our executive team and management succession planning; and
●	reviewing the Company’s human capital management programs, policies, initiatives and results, including with respect to: talent management; culture; employee recruitment, training, development, promotion and retention; diversity and inclusion, equal employment opportunity and nondiscrimination; pay equity; and anti-harassment matters.

The Compensation and Organization Committee held seven meetings during 2020. The Compensation and Organization Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance” section of our website at www.tactilemedical.com.

Nominating and Corporate Governance Committee. Peter Soderberg, Sheri Dodd and Richard Nigon currently serve on the Nominating and Corporate Governance Committee, which is chaired by Mr. Soderberg. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as that term is defined in the applicable Nasdaq Stock Market rules. The Nominating and Corporate Governance Committee’s responsibilities include assisting the Board of Directors in:

●	identifying qualified individuals to become Board members;
●	determining the composition of the Board and its committees;
●	assessing and enhancing the effectiveness of the Board and individual directors; and
●	developing and implementing our Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee held seven meetings during 2020. The Nominating and Corporate Governance Committee operates pursuant to a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance” section of our website at www.tactilemedical.com.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and the Chief Executive Officer. Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board of Directors. Any stockholder who wishes to recommend a candidate for consideration by the Committee as a nominee for director should follow the procedures described above under “Procedures for Selecting and Nominating Director Candidates.” The Nominating and Corporate Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our By-Laws relating to stockholder nominations as described earlier in this Proxy Statement under the heading “Questions and Answers About the Annual Meeting – What is the deadline for submitting a stockholder proposal for the 2022 annual meeting?”

Compliance and Reimbursement Committee. Kevin Roche, Raymond Huggenberger and Deepti Jain currently serve on the Compliance and Reimbursement Committee, which is chaired by Mr. Roche. Our Board of Directors has determined that each member of the Compliance and Reimbursement Committee is “independent” as that term is defined in the applicable Nasdaq Stock Market rules. The Compliance and Reimbursement Committee’s responsibilities include:

●	assisting the Board of Directors in overseeing our regulatory compliance activities;
●	monitoring and evaluating our compliance with regulatory requirements to which we are subject; and
●	overseeing our objectives, policies and efforts related to corporate responsibility matters, including sustainability, environmental, corporate citizenship, social, political and public policy issues and developments.

The Compliance and Reimbursement Committee held four meetings during 2020. The Compliance and Reimbursement Committee operates under a written charter approved by the Board, a copy of which is available in the “Investors—Corporate Governance” section of our website at www.tactilemedical.com.

Risk Oversight

Our Board of Directors oversees the management of risks inherent in the operation of our business and the implementation of our business strategies. Our Board of Directors performs this oversight role by using several different levels of review. In connection with its reviews of the operations and corporate functions of our Company, our Board of Directors addresses the primary risks associated with those operations and corporate functions. In addition, our Board of Directors reviews the risks associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of our Board committees also coordinates oversight of the management of our risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. Our Chief Financial Officer is responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. In connection with its risk management role, our Audit Committee meets privately with representatives from our independent registered public accounting firm, and privately with our Chief Financial Officer. In addition, the Compensation and Organization Committee reviews the Company’s compensation program and risk elements to the Company in connection with the structure of the compensation plan.

Board Evaluations

On an annual basis, the Nominating and Corporate Governance Committee leads a comprehensive evaluation process of the Board. Each director completes questionnaires covering matters related to the performance of the full Board and each standing committee. At the request of the Chair of the Nominating and Corporate Governance Committee, outside counsel reviews and prepares a summary of the completed questionnaires. The Nominating and Corporate Governance Committee reviews and discusses the results of the questionnaires, and reports the results to the full Board, which further reviews and discusses the results of the evaluations.

Environmental, Social & Governance Matters

At Tactile Medical, we are focused on developing medical devices for the treatment of chronic diseases at home. As reflected in our Code of Business Conduct and Ethics, a copy of which is available in the “Investors—Corporate Governance” section of our website at www.tactilemedical.com, our Company is customer-focused and mission-driven. Our unique platform provides at-home pneumatic compression devices that have been clinically proven to treat lymphedema and chronic venous insufficiency, along with service and support, which help to improve outcomes, reduce costs, and improve the quality of life for our patients.

The Company’s core values are the foundation upon which we conduct our business and interactions with patients, healthcare professionals, caregivers, business partners, shareholders, communities, and one another. These values, which guide the work we do every day and influence future aspirations for the Company, include:

● Focus on and advocate for the patient	● Adhere to quality standards
● Help caregivers provide quality care	● Offer a fun, fulfilling and safe workplace
● Manage all relationships with respect, honesty and authenticity	● Provide opportunities for professional growth
● Earn a fair profit and return value to our shareholders

Though Tactile Medical has always valued corporate responsibility and sustainability, we are focused more than ever on our commitment to environmental, social, and corporate governance matters. We understand the importance of being a responsible corporate citizen and the value of providing transparency to our employees, patients, business partners, and shareholders. Accordingly, we are publishing our first Corporate Responsibility and Sustainability report in the second quarter of 2021.

Set forth below are the principal components of our Corporate Responsibility and Sustainability Strategy:

Human Capital Management

●

Attract top quality talent by expanding recruitment efforts with a focus on increased diversity through social media and recruiting partners

●
Evaluate employee salaries to ensure fair and competitive compensation
●
Offer a comprehensive benefits package to promote the health, productivity, and happiness of our employees
●
Foster a culture of entrepreneurship, passion for our patients, and drive to excel in our market
●
Drive employee growth and development through education and training, supervisory coaching, and annual performance reviews

Diversity, Equity & Inclusion

●

Embrace diversity and continue to create a culture of inclusion by training employees on diversity, equity, and inclusion specific to our organization

●
Recruit diverse applicants with various experiences, perspectives, and ideas to facilitate innovation and a well-rounded Company
●
Provide opportunities for increased employee interactions with an eye for bridging cultural knowledge to better serve our patients and clinicians, as well as enhance internal collaboration

Community Involvement & Social Responsibility

●

Actively encourage and facilitate employee and corporate participation in volunteerism and community engagement in areas where our employees work and live

●
Champion lymphedema awareness and enhance access to lymphatic and vascular care in underserved communities by providing charitable and educational grants to organizations and healthcare professionals consistent with our mission, values, and policies
●
Fund and support continued clinical and health economic research to advance the treatment of lymphedema and chronic venous insufficiency, improve the lives of our patients, and lessen the financial burden on the healthcare system
●
Reduce or remove barriers to medically necessary services for patients in difficult financial circumstances through assistance programs available to those who meet established criteria

Ethics & Compliance

●

Promote and utilize our Code of Business Conduct and Ethics as the foundation for our compliance program, business operations, and employee behavior

●
Analyze and prioritize business risks through our risk assessment process
●
Supply training, resources, tools, and support to engage our employees and foster an ethical and open business culture based on our core values
●
Empower our employees, vendors, customers, and other stakeholders to hold us accountable without fear of retaliation by promoting open communication, requesting feedback, and providing multiple avenues to report potential issues and concerns including a designated email account and an anonymous hotline available 24/7

Privacy & Data Security
●
Maintain a data security program, governed by a Information Security Director, with regular reporting to the Board
●
Uphold privacy policies, management oversight, accountability structures, and technology processes designed to protect privacy and personal data
●
Notify patients of their rights and use of personal information through our Notice of Privacy Practices provided in each order shipment and available on our website

Sustainable Sourcing

●

Prohibit human trafficking, exploitation, forced labor and slavery in our business operations, including our supply chain

●
Survey and audit our suppliers in accordance with our Quality Management System and supplier agreements to confirm suppliers are operating in conformity with our Supplier Code of Conduct
●
Work with our suppliers to meet standards and requirements in the event gaps are identified

Responsible Operations

●

Integrate safety into all activities to reduce illness and injuries through the establishment of well-defined safety, health, and environmental policies and procedures and ongoing training

●
Review product performance and identify areas of development during quarterly performance and quality management improvement meetings
●
Minimize the risk of business disruptions by annually reviewing our Business Continuity and Disaster Recovery Plan to assess suitability and revise when appropriate
●
Monitor and assess local conditions across the country that may impede the ability of our patients to receive their device timely and educate our patients on how to plan for an emergency as part of our patient welcome materials
●
Promote the values of equality, dignity, and respect in business operations consistent with our Human Rights Policy

Our Board is directly involved in the oversight of the Company’s environmental and social initiatives. The Board reviews the Company’s performance and progress on each environmental, social and governance objective and provides guidance to management with respect to significant sustainability and corporate responsibility initiatives. In addition, our Compensation and Organization Committee and our Compliance and Reimbursement Committee have oversight and review responsibilities related to human capital management and corporate responsibility matters.

DIRECTOR COMPENSATION

The following table presents the compensation for each person who served as a member of our Board of Directors during 2020, other than Mr. Mattys and Mr. Reuvers. Mr. Mattys, our former Chief Executive Officer, and Mr. Reuvers, our current Chief Executive Officer, do not receive any compensation for their service as a director. The compensation received by Messrs. Mattys and Mr. Reuvers during 2020 is presented in the 2020 Summary Compensation Table.

2020 Director Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	Total
Name	($)(1)	($)(2)	($)
William Burke	70,000	129,966	199,966
Raymond Huggenberger	57,500	129,966	187,466
Richard Nigon	70,000	129,966	199,966
Cheryl Pegus	67,500	129,966	197,466
Kevin Roche	65,000	129,966	194,966
Peter Soderberg	100,000	129,966	229,966

(1)	During 2020, each non-employee director could elect to receive between 10% and 100% of their aggregate cash retainers in the form of restricted stock units (“RSUs”), with the number of RSUs calculated by dividing the amount of the retainer payable on a certain date by the closing sale price per share of our common stock on the date of grant. During 2020, Mr. Soderberg made such election and received 1,108 RSUs in lieu of $45,000 of his cash retainer amount. These RSUs were fully vested upon grant and represent the right to receive one share of our common stock for each RSU upon the earlier of the director’s separation from service as a director of ours or the occurrence of a change in control of our Company. As of December 31, 2020, the RSUs attributable to directors who had elected to receive RSUs in this manner were fully vested; however, because of the deferral of the settlement of the RSUs, the common stock represented by these awards was neither issued nor outstanding.
(2)	Amounts shown represent the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, of awards of RSUs granted in 2020, other than the RSUs received in lieu of cash retainers described in footnote (1) above. On May 4, 2020, the date of our 2020 Annual Meeting of Stockholders, we granted each non-employee director at the time 2,672 RSUs, which will vest in full on the earlier of one year from the grant date or the date of the 2021 Annual Meeting.

The aggregate number of RSUs and shares subject to stock options outstanding at December 31, 2020 for each non-employee director was as follows:

Name	Aggregate Number of RSUs Held as of December 31, 2020	Aggregate Number of Stock Options Held as of December 31, 2020
William Burke (1)	2,672	12,974
Raymond Huggenberger (2)	2,672	7,175
Richard Nigon (3)	6,459	24,474
Cheryl Pegus (4)	—	7,024
Kevin Roche (5)	2,672	29,468
Peter Soderberg (6)	5,354	95,394

(1)	As of December 31, 2020, Mr. Burke held 2,672 RSUs and options to purchase an aggregate of 12,974 shares of common stock, all of which were vested.

(2)	As of December 31, 2020, Mr. Huggenberger held 2,672 RSUs and options to purchase an aggregate of 7,175 shares of common stock, all of which were vested.
(3)	As of December 31, 2020, Mr. Nigon held 6,459 RSUs, 3,787 of which were vested and had deferred settlement, and options to purchase an aggregate of 24,474 shares of common stock, all of which were vested.
(4)	As of December 31, 2020, Dr. Pegus held options to purchase an aggregate of 7,024 shares of common stock, all of which were vested.
(5)	As of December 31, 2020, Mr. Roche held 2,672 RSUs and options to purchase an aggregate of 29,468 shares of common stock, all of which were vested.
(6)	As of December 31, 2020, Mr. Soderberg held 5,354 RSUs, 2,682 of which were vested and had deferred settlement, and options to purchase an aggregate of 95,394 shares of common stock, all of which were vested.

In 2020, our non-employee directors received cash compensation as follows:

●	each non-employee director received an annual cash retainer of $45,000 per year;
●	the Chairman of our Board of Directors received an additional cash retainer of $50,000 per year;
●	the Chairman of the Audit Committee received an additional cash retainer of $20,000 per year;
●	each member of the Audit Committee (other than the Chairman) received an additional cash retainer of $10,000 per year;
●	the Chairman of the Compensation and Organization Committee received an additional cash retainer of $15,000 per year;
●	each member of the Compensation and Organization Committee (other than the Chairman) received an additional cash retainer of $7,500 per year;
●	the Chairman of the Nominating and Corporate Governance Committee received an additional cash retainer of $10,000 per year;
●	each member of the Nominating and Corporate Governance Committee (other than the Chairman) received an additional cash retainer of $5,000 per year;
●	the Chairman of the Compliance and Reimbursement Committee received an additional cash retainer of $10,000 per year; and
●	each member of the Compliance and Reimbursement Committee (other than the Chairman) received an additional cash retainer of $5,000 per year.

Non-employee directors may elect to receive between 10% and 100% of their aggregate annual cash retainers in the form of RSUs, with the number of RSUs calculated by dividing the amount of the retainer payable on a certain date by the closing sale price per share of our common stock on the date of grant. These RSUs are fully vested upon grant and represent the right to receive one share of our common stock for each RSU upon the earlier of the director’s separation from service as a director of ours or the occurrence of a change in control of our Company.

We also reimburse our directors for their reasonable out-of-pocket expenses incurred in connection with attending our board and committee meetings.

In addition, on the date of the 2020 Annual Meeting of Stockholders, each of our non-employee directors received an annual equity award of RSUs that had a value of $130,000, with the number of RSUs calculated by dividing $130,000 by the closing sale price per share of our common stock on the date of grant.

These RSUs will vest in full on the earlier of one year after the date of grant or the date of the next year’s annual meeting of stockholders, provided the director remains a member of the board as of the vesting date.

Our Stock Ownership Guidelines (the “Guidelines”) apply to our non-employee directors, as well as our executive officers. For a description of the provisions of the Guidelines applicable to our executive officers, see “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines”. Under the Guidelines, each non-employee director is expected to own shares of our common stock with a value at least equal to five times the annual Board cash retainer (not including any chair or committee retainers). Shares owned directly and indirectly, as well as the value of vested in-the-money stock options, count toward the ownership level under the Guidelines, but shares subject to unvested equity awards do not count toward the ownership level under the Guidelines.

The applicable ownership level is to be achieved by our directors within five years of when he or she becomes subject to the Guidelines. Until a director has achieved the applicable ownership level, he or she must retain at least 50% of the “net profit shares” resulting from any stock option exercise or from the exercise, vesting or settlement of any other form of equity-based compensation award. “Net profit shares” refers to that portion of the number of shares subject to the exercise, vesting or settlement of an award that the director would receive had he or she authorized us to withhold shares otherwise deliverable in order to satisfy any applicable exercise price. Each of our non-employee directors either complies with, or is making progress within the permitted time period to comply with, the stock ownership level applicable to him or her under the Guidelines.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021. Our Board of Directors recommends that stockholders vote for ratification of this appointment. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its appointment, but may decide not to direct the appointment of a different independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

Grant Thornton LLP has audited our financial statements for each year since the year ended December 31, 2015. We expect representatives of Grant Thornton LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of
Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021.

AUDIT MATTERS

Auditor Fees

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Grant Thornton LLP and its affiliates for our fiscal years ended December 31, 2020 and 2019.

	Year Ended
	December 31,
	2020	2019
Audit Fees	$464,880	$398,320
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$464,880	$398,320

Audit Fees.  Audit fees consist of fees billed for professional services performed by Grant Thornton LLP for the audit of our annual financial statements, the review of interim financial statements, the audit of the effectiveness of our internal control over financial reporting and services that are normally provided in connection with registration statements. Audit fees for 2020 also include $10,400 for professional services rendered in connection with our registration statement on Form S-8 and $26,000 for professional services rendered in connection with certain reviews necessary to complete the audit of our annual financial statements.

Audit-Related Fees. There were no such fees incurred in 2020 or 2019.

Tax Fees.  There were no such fees incurred in 2020 or 2019.

All Other Fees.  There were no such fees incurred in 2020 or 2019.

Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee. Under the policy, the Chairman of the Audit Committee has also been delegated the authority to approve services up to a specified fee amount. The Chairman of the Audit Committee will report, for informational purposes only, any interim pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to our management.

All Grant Thornton LLP services and fees were pre-approved in accordance with the policy described above. The fees for the year-end audit for the year ended December 31, 2020 were also approved by the Audit Committee.

Audit Committee Report

The Audit Committee assists the Board of Directors with the oversight of our financial reporting process. Management is responsible for our internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. Grant Thornton LLP is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), as well as auditing the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s main responsibility is to monitor and oversee this process.

The Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2020, with management. The Audit Committee discussed with Grant Thornton LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited 2020 financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.

THE AUDIT COMMITTEE Richard Nigon, Chair William Burke Kevin Roche Deepti Jain

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

We are providing our stockholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (commonly referred to as the “say-on-pay” vote). As described in the Compensation Discussion and Analysis (“CD&A”), we have designed the compensation arrangements for our named executive officers to provide compensation in overall amounts and in forms that attract and retain talented and experienced individuals and motivate our executive officers to achieve the goals that are important to our growth. Our Board and Compensation and Organization Committee believe that our executive compensation program is tied to performance, aligns with shareholder interests and merits stockholder support. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion contained in this Proxy Statement.”

Because your vote is advisory, it will not be binding on the Board of Directors or the Compensation and Organization Committee. However, the Board of Directors and the Compensation and Organization Committee will carefully review the voting results. To the extent there is any significant negative vote on this proposal, we may consult directly with stockholders to better understand the concerns that influenced the vote.

Board of Directors’ Recommendation

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the material components of the executive compensation program offered to our named executive officers identified below. For 2020, our named executive officers were:

●	Daniel L. Reuvers, Chief Executive Officer;
●	Brent A. Moen, Chief Financial Officer;
●	Bryan F. Rishe, Senior Vice President, Sales;
●	Gerald R. Mattys, former Chief Executive Officer; and
●	Robert J. Folkes, former Chief Operating Officer.

On May 20, 2020, our Board of Directors appointed Daniel L. Reuvers as our President and Chief Executive Officer, effective June 8, 2020, to succeed Gerald R. Mattys, who retired as our Chief Executive Officer effective as of that same date.  As previously reported, in January 2020, Mr. Mattys informed our Board of his decision to retire, and in connection with the transition, Tactile and Mr. Mattys entered into a Transition and Consulting Agreement (the “Transition Agreement”), which set forth the terms of Mr. Mattys’ employment until his retirement, as well as a consulting arrangement following his retirement.

Pursuant to the Transition Agreement, we have engaged Mr. Mattys to provide services to our Company as a consultant, beginning on his retirement date of June 8, 2020 (the “Retirement Date”) through the earlier of (i) the one year anniversary of the Retirement Date, or (ii) the date we terminate the consulting arrangement for cause or because Mr. Mattys fails to satisfy any of the material conditions identified in Section 5 of the Transition Agreement (the “Consulting Period”). Pursuant to the Transition Agreement, we are paying Mr. Mattys a consulting fee in the amount of $35,175 per month during the Consulting Period. We are also paying for premiums for COBRA continuation of health insurance coverage for Mr. Mattys through the earliest of the 18-month anniversary of the Retirement Date, the date Mr. Mattys becomes eligible for group health insurance coverage elsewhere or the date Mr. Mattys is no longer eligible to continue under our group health insurance coverage.  The equity awards held by Mr. Mattys continue to be governed by the terms and conditions set forth in the applicable award agreements, and the equity awards will continue to vest, through the end of the Consulting Period, so long as Mr. Mattys continues to provide services to our Company as provided under the equity awards. Portions of equity awards held by Mr. Mattys that were scheduled to vest after the end of the Consulting Period were cancelled as of the date of the signing of the Transition Agreement.

In connection with a review of our management structure, we elected to eliminate the position of Chief Operating Officer, and  Robert J. Folkes was notified that he would be terminated from his position as our Chief Operating Officer and as an employee, effective September 30, 2020 (“Folkes Termination Date”). In connection with his separation, Mr. Folkes was entitled to receive severance pursuant to the Tactile Systems Technology, Inc. Executive Employee Severance Plan (the “Severance Plan”).  Under the Severance Plan, Mr. Folkes  received:

●	an amount equal to one times his annualized base salary as of the Folkes Termination Date, payable in accordance with our regular payroll schedule over the 12 months thereafter;
●	the portion of the premium costs that we would have paid, if he had remained employed by us, for continued group health insurance coverage following the Folkes Termination Date, at the same level of coverage, for a period of 12 consecutive months after the Folkes Termination Date (or until group health or dental coverage from another employer is received, if earlier); and
●	with respect to all equity-based awards that had been granted to him that were outstanding and not fully vested on the Folkes Termination Date, a pro rata portion of the unvested portion of such equity award vested on the date his release of claims became irrevocable, which was October 27, 2020; his stock option awards will remain exercisable to the extent so vested until September 30, 2021.

Chief Executive Officer Transition

In determining the new hire compensation package for Mr. Reuvers, the Compensation and Organization Committee recognized the importance of attracting a seasoned executive in the medical technology field, including one who had held various executive level positions in sales, marketing and general management.

In addition, the Compensation and Organization Committee recognized that, in order to induce a proven executive to leave his or her current employer, new hire compensation packages often involve one-time awards or replacement awards. Further, due to the timing of Mr. Reuvers’ hire and the ongoing COVID-19 pandemic, the Compensation and Organization Committee recognized the difficulty in establishing performance-based metrics and therefore established a set incentive cash bonus payout for 2020 contingent on continued employment.

The Compensation and Organization Committee approved the following compensation arrangements with Mr. Reuvers as set forth in his offer letter and described in further detail in this Compensation Discussion and Analysis:

●	an initial annualized base salary of $550,000 per year, subject to review and increase by the Compensation and Organization Committee after 2020 in accordance with its practices;
●	if he remained employed through December 31, 2020, an annual cash bonus in an amount equal to 85% of his base salary earned during 2020; beginning in 2021, Mr. Reuvers will be eligible for participation in our Management Incentive Plan with a target cash award of 85% of his base salary earned during each calendar year;
●	the following equity awards granted on August 5, 2020, after-market close on the second business day following our release of earnings for the second fiscal quarter of 2020:
o	10,178 RSUs and 26,210 stock options, which will vest ratably in three equal amounts on each of the first three anniversaries of the date of grant, subject, in the case of the stock options, to the additional requirement that our stock price must exceed 110% of the exercise price in order to vest; and
o	as consideration for cash and equity compensation forgone with Mr. Reuvers’ then-current employer, a sign-on equity award of 9,246 RSUs and 24,818 stock options, which will vest on June 30, 2021, subject, in the case of the stock options, to the additional requirement that our stock price must exceed 110% of the exercise price in order to vest;
●	reimbursement of up to $10,000 in legal fees associated with Mr. Reuvers’ negotiation of the terms of his employment with us, as well as reimbursement for up to $50,000 in reasonable moving expenses under our relocation policy; and
●	participation as a CEO-level participant in our Executive Employee Severance Plan upon execution by Mr. Reuvers of our standard Confidentiality, Assignment of Intellectual Property and Restrictive Covenants Agreement.

Compensation Objectives and Process

Our compensation programs are designed to:

●	attract and retain individuals with superior ability and managerial experience;
●	align executive officers’ incentives with our corporate strategies, business objectives and the long-term interests of our stockholders; and
●	increase the incentive to achieve key strategic performance measures by linking incentive award opportunities to the achievement of performance objectives and by providing a portion of total compensation for executive officers in the form of ownership in the Company.

Our Compensation and Organization Committee is primarily responsible for establishing and approving the compensation for all of our executive officers. The Compensation and Organization Committee oversees our compensation and benefit plans and policies, oversees and administers our equity incentive plans and reviews and approves annually all compensation decisions relating to all of our executive officers, including our Chief Executive Officer. The Compensation and Organization Committee considers recommendations from our Chief Executive Officer regarding the compensation of our executive officers other than himself. Our Compensation and Organization Committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions.

Our Compensation and Organization Committee also values the opinions of our stockholders, and it reviews and considers the outcome of our annual say-on-pay vote, along with other relevant factors, in evaluating the compensation program for the NEOs. At our 2019 annual meeting, stockholders showed strong support for our executive compensation program, with approximately 98% of votes cast approving our advisory say-on-pay resolution. The Compensation and Organization Committee considered the strong level of stockholder support and made no material changes in our executive compensation program for 2020 as a result of the 2019 say-on-pay vote.

We maintained the following compensation policies and practices in 2020:

●	No Tax Gross-Ups. Our named executive officers are not entitled to any tax gross-up treatment on any severance or change in control benefits.
●	No Excessive Risk. Our Compensation and Organization Committee reviewed our compensation program and determined that it does not create inappropriate or excessive risk that is likely to have a material adverse effect on our Company.
●	Independent Compensation Consultant. Our Compensation and Organization Committee engaged Frederic W. Cook & Co., Inc. (“Cook”) as an independent compensation consultant to assist the Compensation and Organization Committee with determining compensation for our named executive officers, and provide the Compensation and Organization Committee with market data and guidance on best practices.
●	Standardized Equity Grant Timing. We grant all equity awards on the second trading day following the issuance of our earnings release for a completed fiscal quarter.
●	No Hedging or Pledging Transactions. Our insider trading policy prohibits our directors and executive officers from purchasing our securities on margin, or otherwise pledging or hedging our securities.
●	Performance-Based Compensation. Our compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based, to align the interest of our named executive officers and our stockholders.
●	Multi-Year Performance Periods. The annual equity awards granted to our named executive officers vest or are earned over a multi-year period.
●	Stock Ownership Guidelines. We maintain stock ownership guidelines which require our named executive officers to beneficially own shares of our common stock.

Use of Compensation Consultant and Market Comparisons

In connection with the Compensation and Organization Committee’s review of our 2020 executive compensation program, the Compensation and Organization Committee directly engaged Cook as an outside compensation consultant to perform a review of executive compensation, including a market benchmarking assessment. Cook assisted the Compensation and Organization Committee with evaluating our compensation philosophy and providing guidance in administering our compensation program. Cook does not provide any other services to the Company. The Compensation and Organization Committee has determined that the work of Cook has not raised any conflict of interest.

The Compensation and Organization Committee reviewed a report prepared by Cook reflecting a benchmarking review of our executive compensation program, including base salary, cash incentive and equity award levels for our executives, compared to competitive practice for companies in related businesses of similar size and market value. The competitive compensation data was analyzed for a 15-company peer group of publicly traded medical device and technology companies using the most recent annual meeting proxy statements, annual reports and 8-K filings. The 15 companies included in the peer group were:

Antares Pharma, Inc.	Cutera, Inc.	LeMaitre Vascular, Inc.
AtriCure, Inc.	Glaukos Corporation	Nevro Corp.
Axogen, Inc.	Inogen, Inc.	STAAR Surgical Company
Cardiovascular Systems, Inc.	Intersect ENT, Inc.	Surmodics, Inc.
CryoLife, Inc.	iRhythm Technologies, Inc.	Tandem Diabetes Care, Inc.

Although the Compensation and Organization Committee does not rely solely on benchmarking to determine any element of compensation or overall compensation, the Compensation and Organization Committee does believe that compensation data is important to the competitive positioning of the Company’s compensation levels. The Committee utilized this data to assess whether our executive compensation falls within a competitive range against industry norms. For 2020, the Committee generally targeted the 50th percentile of our peer group for benchmarking purposes.

Executive Compensation Components and 2020 Determinations

Our executive compensation program in 2020 consisted of base salary, cash incentive bonuses, long-term incentive compensation in the form of performance stock units (“PSUs”), RSUs and non-qualified stock options, and a broad-based benefits program. We have not adopted any formal guidelines for allocating total compensation between long-term and short-term compensation, cash compensation and non-cash compensation, or among different forms of non-cash compensation. The Compensation and Organization Committee considers a number of factors in setting compensation for our executive officers, including Company performance, as well as the executive’s performance, experience, responsibilities and the compensation of executive officers in similar positions at comparable companies.

Base Salary

Our named executive officers receive a base salary to compensate them for the satisfactory performance of duties to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries for our named executive officers have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Base salaries for 2020 for the named executive officers were set based on market competitiveness utilizing the compensation data of the peer group provided by the Compensation and Organization Committee’s compensation consultant.

In December 2019, the Compensation and Organization Committee approved increases for each named executive officer at the time, ranging from 3% to 11%, effective January 1, 2020, based on its review of the base salaries of executives in similar positions at the companies in our peer group.

Pursuant to his offer letter, Mr. Reuvers’ initial annual base salary was set at $550,000, which is lower than the annual base salary that was being paid to Mr. Mattys as CEO. The Compensation and Organization Committee set Mr. Reuvers’ base salary at this level after considering, among other factors, his base salary at his then-current employer, the level of base salary necessary to attract him to the Company, the other elements of his offer, the total compensation package being offered to him, market data regarding the annual base salaries and total compensation packages of the chief executive officers of the companies in our peer group, Mr. Reuvers’ experience and internal equity.

The following table sets forth the annual base salary of each of the named executive officers for 2020, as well as the percentage increase over 2019 base salary amounts:

Name	2020 Base Salary		2019 Base Salary			Percentage Increase
Daniel Reuvers	$550,000		$	N/A		N/A %
Brent Moen	$385,000			$347,000	(1)	11.0%
Bryan Rishe	$357,000			$340,000		5.0%
Gerald Mattys	$603,000	(2)		$585,000		3.1%
Robert Folkes	$368,000	(3)		$335,000		9.9%

(1)	Pursuant to approval from the Compensation and Organization Committee, Mr. Moen’s base salary was increased from 321,000 to $347,000 effective March 16, 2019, based on a review of his performance and market comparables.
(2)	Pursuant to the Transition Agreement, beginning June 8, 2020, we are paying Mr. Mattys a consulting fee in the amount of $35,175 per month. The $603,000 amount in the table represents his annualized base salary prior to June 8, 2020.
(3)	After the Folkes Termination Date, Mr. Folkes received severance payments under the Severance Plan at the same annual base salary level.

Cash Incentive Compensation

Our Compensation and Organization Committee has adopted a Management Incentive Plan (the “MIP”) pursuant to which annual cash incentive opportunities may be provided to our executive officers and other employees. The MIP provides that any of our employees is eligible to participate, and that the Compensation and Organization Committee will designate which employees will participate in the MIP and be granted an award for each calendar year performance period. When an award is made, the Compensation and Organization Committee will specify the terms and conditions of the award, which will include the performance goals and period under which the award may be earned. The performance measures specified in the MIP involve a variety of financial and operational measures, and performance goals based on these measures may relate to Company, subsidiary, business unit or individual performance.

In connection with establishing or applying the performance goals applicable to any performance period, the Compensation and Organization Committee may adjust the performance goals or the performance measures on which they are based to equitably reflect, in the Compensation and Organization Committee’s judgment, the impact of events during the performance period that are unusual in nature or infrequently occurring (such as acquisitions, divestitures, restructuring activities or asset write-downs), changes in applicable tax laws or accounting principles, equity restructurings, reorganizations or other changes in corporate capitalization.

Following the completion of each performance period, the Compensation and Organization Committee will determine the degree to which the applicable performance goals were attained and the corresponding award amounts that would be payable to participants based on such attainment. The Compensation and Organization Committee retains the discretion, based on factors it deems relevant, to increase or decrease (including to zero) the amount of an award that would otherwise be payable to any participant based on attainment of applicable performance goals. The amount of any award determined by the Compensation and Organization Committee to be payable will be paid to the participant in a lump sum cash payment no later than March 15 of the calendar year immediately following the applicable performance period. A participant must continue to be employed by us on the date of payment to receive payment of an award under the MIP.

In February 2020, the Compensation and Organization Committee, pursuant to the MIP and with respect to the 2020 performance period, selected the applicable performance measures, specified the performance goals based on those performance measures, and specified the method for calculating the amount payable to our named executive officers if and to the extent the performance goals are satisfied. As in the prior year, the Committee selected revenue and net income before interest, taxes, depreciation and amortization, stock-based compensation expense and other adjustments (“Adjusted EBITDA”) as the performance measures, which are among the performance measures set forth in the MIP.

Target bonus amounts for these named executive officers were split 80% based on our achievement of 2020 revenue goals and 20% based on our achievement of 2020 Adjusted EBITDA goals.

The following payout levels associated with the degree to which the revenue and Adjusted EBITDA goals were attained for 2020 were as follows:

Revenue (In millions)	Threshold	Target	Maximum
Results	$223.6	$230.1	$236.6
Percentage Payout Level	50%	100%	150%

Adjusted EBITDA (In millions)	Threshold	Target	Maximum
Results	$28.3	$32.2	$36.1
Percentage Payout Level	50%	100%	150%

The Compensation and Organization Committee provided that payout levels would be interpolated for results between the threshold and maximum levels.

In February 2020, the Compensation and Organization Committee also established the target amounts to which the resulting percentage payout level would be applied. The target dollar amount as percentage of base salary for each participating named executive officer was:

Name	Target Dollar Amount as a Percentage of Base Salary
Gerald Mattys	85%
Brent Moen	50%
Bryan Rishe	45%
Robert Folkes	50%

Pursuant to Mr. Mattys’ Transition Agreement, his MIP award for 2020 was prorated, in an amount equal to the product of (i) MIP award amount for 2020 that he would have earned had he remained employed as our Chief Executive Officer through the end of 2020, multiplied by (ii) a fraction, the numerator of which is the number of calendar days during 2020 included in the period of time from January 1, 2020 to June 8, 2020, and the denominator of which is 365.

With respect to Mr. Reuvers, his offer letter provided that if he remained employed by us through December 31, 2020, he would receive an annual cash bonus in an amount equal to 85% of his base salary earned during 2020. The Compensation and Organization Committee provided for this arrangement due to the timing of Mr. Reuvers’ hire and the ongoing COVID-19 pandemic, recognizing the difficulty in establishing performance-based metrics at the start of his employment. The offer letter also provided that beginning in 2021, Mr. Reuvers will be eligible for participation in our MIP with a target cash award of 85% of his base salary earned during each calendar year.

The MIP for 2020 also provided that if the aggregate amount to be paid to all employees of the Company under the MIP for 2020 would cause the Company’s Adjusted EBITDA for 2020 to fall below $28.3 million, the Company would reduce the amounts paid to all employees on a pro rata basis based on each employee’s potential bonus award payout amount such that the aggregate amount to be paid to all employees of the Company under the MIP for 2020 would not cause the Company’s Adjusted EBITDA to fall below $28.3 million.

On February 16, 2021, our Compensation and Organization Committee determined the degree to which the 2020 revenue and Adjusted EBITDA goals were attained, and the resulting payout level relative to the target amount for each metric. For 2020, due to the COVID-19 pandemic, results did not reach the threshold level under either the revenue metric or the Adjusted EBITDA metric. The Compensation and Organization Committee also reviewed the Company’s overall performance for 2020 in light of the COVID-19 pandemic, including the following considerations that substantially improved the Company’s performance:

●	Revenue through February 2020, prior to the start of COVID-19, was ahead of the Company’s 2020 annual plan.
●	The Company’s modification of operations with the primary focus to keep its employees safe while continuing to serve our clinicians and patients, which was successfully navigated. Among other measures, the Company implemented multiple, smaller rotational shifts and other best practices to help protect the health and safety of its workforce.
●	The Company incorporated remote and flexible work arrangements for employees whenever possible, including real-time, online training of its new sales representatives, which improved operational efficiency.
●	The Company continued to collaborate with payers to modify coverage requirements to permit serving patients virtually.
●	The Company moved to a “no contact” virtual patient training model. This new model substantially reduced the need for in-person contact and visits to patients’ homes and clinics in order to protect the health and limit the exposure of both the Company’s trainers and patients. The Company continues to transition its large, in-person medical education programs to virtual meetings whenever possible.
●	The Company managed its expenses, working capital and supply chain to increase liquidity, improving its cash, cash equivalents and marketable securities by $2.7 million to $47.9 million at December 31, 2020 compared to $45.2 million at December 31, 2019.

Accordingly, the Committee determined that, based on all of those factors, Mr. Moen, Mr. Rishe and Mr. Mattys would receive a payout of 75% of target payout based on Company performance in 2020 in light of COVID-19. Because Mr. Folkes was no longer an employee at the time of payout, and the fact that the threshold levels under the MIP for 2020 were not met, he did not receive any cash bonus amounts related to 2020.  As noted above, Mr. Reuvers was entitled to a payout of 85% of his base salary earned in 2020 under the terms of his offer letter.

As a result, the NEOs who were still employed received the following 2020 cash bonus payouts:

Name	2020 Bonus Payment
Daniel Reuvers	$251,731
Brent Moen	$144,375
Bryan Rishe	$120,487
Gerald Mattys	$168,085

Equity-Based Compensation

Equity Awards Granted in 2020

With respect to the 2020 annual equity awards to the named executive officers, the Compensation and Organization Committee reviewed various factors, including the total compensation package of our executives, its focus on pay for performance and its compensation consultant’s recommendation to provide a mix of equity-based compensation for 2020. The Compensation and Organization Committee determined to continue to grant RSUs, stock options and PSUs to our executive officers. The Compensation and

Organization Committee believes that this mix emphasizes performance, further aligning with our stockholders’ interests, and promotes retention.

In February 2020, under our 2016 Equity Incentive Plan (the “2016 Plan”), the Compensation and Organization Committee approved the grant of RSUs, stock options and PSUs (the “2020 PSUs”) to our named executive officers, as the long-term incentive component of our compensation program. The RSUs, stock options and 2020 PSUs had an effective grant date of February 28, 2020, which was the second trading day following the issuance of our earnings release for the fourth quarter and full year 2019.

Due to Mr. Mattys’ planned transition, he did not receive any equity awards in 2020. The number of RSUs and stock options, and the target number of 2020 PSUs, granted to Messrs. Moen, Rishe and Folkes in February 2020 were as follows:

Name	Restricted Stock Units (#)	Stock Options (#)	Target Performance Stock Units (#)
Brent Moen	13,224	14,303	5,289
Bryan Rishe	10,579	7,151	2,644
Robert Folkes	10,579	7,151	2,644

As a result of Mr. Folkes’ termination on September 30, 2020, effective on October 27, 2020, the date his release of claims became irrevocable (i) 2,076 of the 10,579 RSUs granted to him in 2020 vested; (ii) 1,403 of the 7,151 stock options granted to him in 2020 vested and will remain outstanding for one year after September 30, 2020; and (iii) 518 of the 2,644 PSUs granted to him in 2020 vested.

The RSUs and stock options granted to Mr. Moen and Mr. Rishe in 2020 will vest one-third on each of the first three anniversaries of the grant date, subject to continued service on each vesting date. The 2020 PSUs will be earned if and to the extent performance goals based on revenue and Adjusted EBITDA in 2021 are achieved. The revenue performance factor will be weighted at 65% and the Adjusted EBITDA performance factor will be weighted at 35%. Participants will have the ability to earn between 50% of the target number of 2020 PSUs for achieving threshold performance and 150% of the target number of 2020 PSUs for achieving maximum performance. If and to the extent any 2020 PSUs are determined by the Compensation and Organization Committee to be earned based on the level of achievement of the performance goals, one-third of the earned 2020 PSUs will vest on the date on which the Committee certifies the number of 2020 PSUs earned, and the remaining two-thirds of the earned 2019 PSUs will vest on the first anniversary of that certification date.

As provided in his offer letter, Mr. Reuvers received the following equity awards on August 5, 2020, which was the second business day following our release of earnings for the second fiscal quarter of 2020:

●	10,178 RSUs and 26,210 stock options, which will vest ratably in three equal amounts on each of the first three anniversaries of the date of grant, subject, in the case of the stock options, to the additional requirement that our stock price must exceed 110% of the exercise price in order to vest; and
●	as consideration for cash and equity compensation forgone with Mr. Reuvers’ current employer, a sign-on equity award of 9,246 RSUs and 24,818 stock options, which will vest on June 30, 2021, subject, in the case of the stock options, to the additional requirement that our stock price must exceed 110% of the exercise price in order to vest.

PSU Awards for 2020 Performance Period

In February 2021, the Compensation and Organization Committee reviewed the degree to which the performance goals under the PSUs granted in 2019 (the “2019 PSUs”), which were based on Adjusted

EBITDA and revenue in 2020 were satisfied.  As a result of such review, the Committee determined that none of the 2019 PSUs were earned.

Executive Severance Arrangements

On November 1, 2018, the Compensation and Organization Committee of our Board of Directors approved and adopted the Tactile Systems Technology, Inc. Executive Employee Severance Plan (the “Severance Plan”). Employees who are designated by our Board of Directors or a committee thereof are eligible to be participants in the Severance Plan. Messrs. Reuvers, Moen and Rishe are current participants in the Severance Plan. In connection with their designation as a participant in the Severance Plan, each of the participants entered into a Confidentiality, Assignment of Intellectual Property and Restrictive Covenants Agreement (each, a “Restrictive Covenants Agreement”) with us. See “Potential Payments Upon Termination or Change in Control – Severance Plan” for a description of the terms of the Severance Plan. The Compensation and Organization Committee adopted the Severance Plan in lieu of the employment agreements to provide for standardization of the severance terms for all of our executive officers.

In connection with Mr. Mattys’ notice of his intention to retire as our Chief Executive Officer, the Compensation and Organization Committee determined that it was in the best interests of our Company and stockholders to enter into the Transition Agreement, to secure Mr. Mattys’ continued employment while the Board of Directors engages in a search for Mr. Mattys’ successor, as well as Mr. Mattys’ services as a consultant to aid in the transition.  See “Potential Payments Upon Termination or Change in Control – Transition Agreement” for a description of the terms of the Transition Agreement.

Mr. Folkes was a participant in the Severance Plan and, as a result, he received certain payments and benefits under the Severance Plan in connection with his termination.  See “Potential Payments Upon Termination or Change in Control – Severance Plan” for a description of these payments and benefits.

Retirement, Health, Welfare and Additional Benefits

Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts and short- and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Our named executive officers are also eligible to participate in a tax-qualified 401(k) defined contribution plan to the same extent as all of our other full-time employees. Our 401(k) plan permits, but does not require, the Company to make discretionary contributions. The Company did not make any contributions under the 401(k) plan with respect to the named executive officers in 2020.

We have an Employee Stock Purchase Plan (“ESPP”) in which all of our employees who have been employed for at least 60 days are eligible to participate. The ESPP permits employees to acquire shares of our common stock through periodic payroll deductions of up to 15% of their eligible compensation, subject to certain limitations. The purchase price of our common stock acquired on each purchase date under the ESPP will be no less than 85% of the lower of the closing market price per share of our common stock on (i) the first trading day of the applicable purchase period or (ii) the last trading day of the applicable purchase period.

Compensation Risk Assessment

The Compensation and Organization Committee has reviewed the concept of risk as it relates to our compensation programs and believes that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The Compensation and Organization Committee believes that our compensation programs do not foster undue risk-taking, because they focus on performance of Company-wide annual goals that are aligned with the long-term interests of our stockholders and they include risk control and mitigation factors.

Stock Ownership Guidelines

Our Board of Directors has established Stock Ownership Guidelines applicable to our directors and executive officers. For a description of the provisions of the Guidelines applicable to our directors, see “Director Compensation.”

Under the Guidelines, our Chief Executive Officer is expected to own shares of our common stock with a value at least equal to three times his annual base salary, and our other executive officers are expected to own shares of our common stock with a value at least equal to one times their annual base salaries. Shares owned directly and indirectly, as well as the value of vested in-the-money stock options, count toward the ownership level under the Guidelines, but shares subject to unvested equity awards do not count toward the ownership level under the Guidelines.

The applicable ownership level is to be achieved by our executive officers within five years of when he or she becomes subject to the Guidelines. Until an executive officer has achieved the applicable ownership level, he or she must retain at least 50% of the “net profit shares” resulting from any stock option exercise or from the exercise, vesting or settlement of any other form of equity-based compensation award.  “Net profit shares” refers to that portion of the number of shares subject to the exercise, vesting or settlement of an award that the officer would receive had he or she authorized us to withhold shares otherwise deliverable in order to satisfy any applicable exercise price or withholding taxes. The Compensation and Organization Committee is responsible for monitoring the application of the Guidelines.

Each of our executive officers either complies with, or is making progress within the permitted time period to comply with, the stock ownership level applicable to him or her under the Guidelines.

Prohibition on Pledging and Hedging

Under the terms of our Insider Trading Policy, our executive officers and directors are prohibited from: pledging our stock; engaging in short sales of our stock; buying or selling put or call options or other derivative securities based on our stock; purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our stock; and engaging in limit orders or other pre-arranged transactions that execute automatically, except for same-day limit orders and approved 10b5-1 plans.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code (the “Code”) as in effect prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “Tax Reform Act”) in December 2017 generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the chief executive officer and the three other highest paid executive officers employed at the end of the year (other than the chief financial officer). “Performance-based compensation” was exempt from this deduction limitation if the Company met specified requirements set forth in the Code and applicable treasury regulations.

The Tax Reform Act retained the $1.0 million deduction limit, but repealed the “performance-based compensation” exemption from the deduction limit and expanded the definition of “covered employees,” effective for taxable years beginning after December 31, 2017. Consequently, compensation paid in 2018 and later years to our named executive officers in excess of $1.0 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

The Compensation and Organization Committee generally intends to continue to comply with the requirements of Section 162(m) as it existed prior to the Tax Reform Act with respect to performance-based compensation in excess of $1.0 million payable under outstanding awards granted before November 2, 2017 under the 2016 Plan in order to qualify them for transitional relief. However, no assurance can be given that the compensation associated with these awards will qualify for the transitional relief, due to ambiguities and uncertainties as to the application and interpretation of the newly-revised Section 162(m) and the related requirements for transitional relief. The Compensation and Organization Committee believes that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses to the Company.

Also the Compensation and Organization Committee takes into account whether components of our compensation program may be subject to the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Compensation and Organization Committee Report

The Compensation and Organization Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation and Organization Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

THE COMPENSATION AND ORGANIZATION COMMITTEE

William Burke, Chair Raymond Huggenberger Sheri Dodd

2020 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers for 2020, 2019 and 2018:

		Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)
Daniel Reuvers	2020	296,154	251,731	708,976	709,009	—	59,108	2,024,978
Chief Executive Officer

Brent Moen(7)	2020	383,977	144,375	933,240	266,655	—	—	1,728,247
Chief Financial Officer	2019	334,827	—	199,905	120,048	250,786	—	905,566
	2018	104,942	—	469,905	299,988	78,406	—	953,241

Bryan Rishe	2020	356,542	120,487	666,571	133,318	—	—	1,276,918
SVP, Sales	2019	333,462	—	259,906	140,061	224,145	—	957,574
	2018	290,885	—	382,495	127,491	188,500	—	989,371

Gerald Mattys	2020	280,142	168,085	—	—	—	239,661	687,888
Former Chief Executive Officer	2019	573,750	—	1,124,903	374,982	728,471	4,244	2,806,350
	2018	502,115	—	749,975	249,996	547,074	4,244	2,053,404

Robert Folkes	2020	286,435	—	666,571	133,318	—	82,209	1,168,533
Former Chief Operating Officer	2019	328,558	—	199,905	120,048	245,388	—	893,899
	2018	315,192	—	254,964	84,998	232,092	—	887,246

(1)	Represents base salary earned during the year indicated.
(2)	For Mr. Reuvers, represents a cash bonus amount equal to 85% of his base salary earned during 2020, as provided for in his offer letter. For Messrs. Moen, Rishe and Mattys, represents a payout of 75% of target payout, as described further above under “Compensation Discussion and Analysis – Executive Compensation Components and 2020 Determinations – Cash Incentive Compensation.”
(3)	Represents the aggregate grant date fair value of RSU and PSU awards granted during the given year, computed in accordance with FASB ASC Topic 718, which for RSUs was equal to the closing price of a share of our common stock on the date of grant, multiplied by the number of RSUs in the grant and for PSUs was equal to the closing price of a share of our common stock on the date of grant, multiplied by the number of shares that would be earned based on the probable outcome of the applicable performance conditions.

The following table presents the grant date fair value of the PSUs included in this column and the grant date fair value of the PSUs assuming that the highest level of performance conditions would be achieved and the grant date fair value of the RSUs included in this column:

	2020 PSUs		2020 RSUs	2019 PSUs		2019 RSUs	2018 PSUs		2018 RSUs
	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)	Grant Date Fair Value
Name	($)	($)	($)	($)	($)	($)	($)	($)	($)
Daniel Reuvers	—	—	708,976	—	—	—	—	—	—

Brent Moen	266,618	399,903	666,622	79,904	119,856	120,001	169,947	254,921	299,958

Bryan Rishe	133,284	199,926	533,287	119,856	179,784	140,050	254,997	382,495	127,498

Gerald Mattys	—	—	—	749,935	1,124,903	374,968	499,994	750,008	249,981

Robert Folkes	133,284	199,926	533,287	79,904	119,856	120,001	169,987	254,997	84,977

(4)	Represents the aggregate grant date fair value of the option awards granted during the given year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For a description of the assumptions used in valuing these awards, see Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.
(5)	Represents awards earned under the applicable bonus plan during the given year, related to performance objectives as to which the outcomes were substantially uncertain at the time the performance objectives were established. These amounts were earned related to performance in the year shown but paid in the following year. For additional information regarding our bonus programs, see the section titled “Executive Compensation Components and 2020 Determinations—Cash Incentive Compensation” above.
(6)	Represents: (a) for Mr. Mattys, (i) for 2020, $236,632 in consulting fees paid under his consulting arrangement and $3,029 in COBRA benefits, and (ii) for 2019 and 2018, the amount of key person life insurance policy premium payments made in the applicable year; (b) for Mr. Folkes, $80,677 in severance payments and $1,532 in COBRA benefits; and (c) for Mr. Reuvers, $50,000 in moving expenses and $9,108 in legal fees paid under the terms of his offer letter.
(7)	Mr. Moen joined the Company in September 2018.

Grants of Plan-Based Awards in 2020

The following table sets forth information regarding grants of plan-based awards to our named executive officers during 2020.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name and Award Type	Grant Date	Date of Compensation Committee Approval	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Daniel Reuvers
Stock Options	8/5/2020	5/20/2020								51,028	36.50	709,009
RSUs	8/5/2020	5/20/2020							19,424			708,976

Brent Moen
Stock Options	2/28/2020	2/3/2020								14,303	50.41	266,655
RSUs	2/28/2020	2/3/2020							13,224			666,622
PSUs	2/28/2020	2/3/2020				2,644	5,289	7,933				266,618
MIP		2/3/2020	96,250	192,500	288,750

Bryan Rishe
Stock Options	2/28/2020	2/3/2020								7,151	50.41	133,318
RSUs	2/28/2020	2/3/2020							10,579			533,287
PSUs	2/28/2020	2/3/2020				1,322	2,644	3,966				133,284
MIP		2/3/2020	80,325	160,650	240,975

Gerald Mattys
MIP		2/3/2020	256,275	512,550	768,825

Robert Folkes
Stock Options	2/28/2020	2/3/2020								7,151	50.41	133,318
RSUs	2/28/2020	2/3/2020							10,579			533,287
PSUs	2/28/2020	2/3/2020				1,322	2,644	3,966				133,284
MIP		2/3/2020	92,000	184,000	276,000

(1)	Amounts shown in this column represent the potential cash payout amounts under the 2020 MIP. As discussed further under “Compensation Discussion and Analysis – Executive Compensation Components and 2020 Determinations – Cash Incentive Compensation,” no amounts were earned under the 2020 MIP. The separate cash bonus payout amounts approved by the Compensation and Organization Committee are disclosed in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.
(2)	Amounts represent the grant date fair value of the awards determined in accordance with FASB ASC Topic 718. For a discussion of assumptions made in determining the grant date fair value of stock options granted by the Company, see Note 13 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. Amounts related to PSUs represent the value at the grant date based upon the probable outcome of the performance conditions.

Outstanding Equity Awards at 2020 Fiscal Year-End

The following table sets forth certain information regarding equity awards that have been granted to our named executive officers and that were outstanding as of December 31, 2020:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)	(#)		($)	Date	(#)		($)(1)	(#)		($)(1)
Daniel Reuvers	—	26,210	(2)	36.50	8/5/2027
	—	24,818	(3)	36.50	8/5/2027
						9,246	(8)	415,515
						10,178	(9)	457,399
									—		—

Gerald Mattys	13,370	6,686	(4)	32.36	9/6/2021
	4,347	4,347	(5)	72.64	9/6/2021
						2,575	(10)	115,721
						1,720	(11)	77,297
						15,451	(12)	694,368
									5,162	(16)	231,980

Brent Moen	8,004	4,002	(6)	62.99	11/7/2025
	1,391	2,784	(5)	72.64	3/4/2026
	—	14,303	(7)	50.41	2/28/2027
						1,588	(13)	71,365
						1,102	(14)	49,524
						13,224	(15)	594,287
						2,698	(12)	121,248
									550	(16)	24,717
									2,644	(17)	118,821

Robert Folkes	2,191	—		72.64	9/30/2021
	1,403	—		50.41	9/30/2021
									—		—

Bryan Rishe	3,409	3,410	(4)	32.36	2/28/2025
	1,623	3,248	(5)	72.64	3/4/2026
	—	7,151	(7)	50.41	2/28/2027
						1,314	(10)	59,051
						1,286	(14)	57,793
						10,579	(15)	475,420
						7,880	(12)	354,127
									825	(16)	37,076
									1,322	(17)	59,411

(1)	Market value is calculated by multiplying the number of shares by $44.94, the closing sale price per share of our common stock on the Nasdaq Global Market on December 31, 2020.
(2)	This option vests as follows: one-third of the shares vest on each of the first three anniversaries of the grant date of August 5, 2020, subject to continued service on each vesting date and subject further to the requirement that the Company's stock price exceeds $40.15 for 20 consecutive trading days during the term of the stock option.

(3)	Represents options that vest on June 30, 2021, subject to continued service on the vesting date and subject further to the requirement that the Company's stock price exceeds $40.15 for 20 consecutive trading days during the term of the stock option.
(4)	This option vests as follows: one-third of the shares vest on each of the first three anniversaries of the grant date of February 28, 2018, subject to continued service on each vesting date.
(5)	This option vests as follows: one-third of the shares vest on each of the first three anniversaries of the grant date of March 4, 2019, subject to continued service on each vesting date.
(6)	Represents options that vest on September 2, 2021, subject to continued service on the vesting date.
(7)	This option vests as follows: one-third of the shares vest on each of the first three anniversaries of the grant date of February 28, 2020, subject to continued service on each vesting date.
(8)	Represents RSUs that vest on June 30, 2021, subject to continued service on the vesting date.
(9)	Represents RSUs that vest one-third on each of the first three anniversaries of the grant date of August 5, 2020, subject to continued service on each vesting date.
(10)	Represents RSUs that vest on February 28, 2021, subject to continued service on the vesting date.
(11)	Represents RSUs that vest on March 4, 2021, subject to continued service on the vesting date.
(12)	Represents 67% of the 2018 PSUs that were earned based on 2019 performance and which vested on February 26, 2021, the first anniversary of the date the Compensation and Organization Committee certified the number of 2018 PSUs earned. The other 33% of the earned 2018 PSUs vested on the date the Committee certified the number of 2018 PSUs earned, and those PSU were reported in the “Option Exercises and Stock Vested for Fiscal 2019” table in the Proxy Statement for our 2020 annual meeting of stockholders.
(13)	Represents RSUs that vest on September 2, 2021, subject to continued service on the vesting date.
(14)	Represents RSUs that vest 50% on March 4, 2021 and 50% on March 4, 2022, subject to continued service on each vesting date.
(15)	Represents RSUs that vest one-third on each of the first three anniversaries of the grant date of February 28, 2020, subject to continued service on each vesting date.
(16)	Represents the threshold number of 2019 PSUs that could have been earned based on the results of performance measures in 2020. However, following 2020, the Compensation and Organization Committee determined that, based actual performance in 2020, none of the 2019 PSUs were earned, and therefore these PSUs have been forfeited.
(17)	Represents the threshold number of 2020 PSUs that can be earned based on the results of performance measures in 2021. Any PSUs that are earned will vest as follows: 33% of earned units will vest upon the Compensation Committee certifying the number of 2020 PSUs earned and the remaining 67% will vest on the first anniversary of the initial vest date.

Option Exercises and Stock Vested for Fiscal 2020

The following table sets forth certain information regarding option exercises by our named executive officers in the year ended December 31, 2020, and RSUs and PSUs held by our named executive officers that vested in the year ended December 31, 2020:

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized	Shares Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Daniel Reuvers	—	—	—	—
Brent Moen	—	—	2,137	86,399
Bryan Rishe	—	—	6,150	309,618
Gerald Mattys	93,002	5,127,312	13,448	677,062
Robert Folkes	3,611	27,588	8,148	376,754

(1)	Represents the difference between the option exercise price and the closing price of our common stock, as reported on the Nasdaq Global Market, on the date of exercise, multiplied by the number of shares of our common stock underlying the stock options that were exercised.
(2)	Represents the closing price of our common stock, as reported on the Nasdaq Global Market, on the date of vesting, multiplied by the number of shares of common stock underlying RSUs or PSUs that vested.

Potential Payments Upon Termination or Change in Control

Severance and Restrictive Covenant Arrangements

Each of Messrs. Reuvers, Moen and Rishe is a participant in the Severance Plan and is a party to a Restrictive Covenants Agreement with us.  The terms of the Severance Plan are summarized below under “—Severance Plan.”  In connection with Mr. Mattys entering into the Transition Agreement, he no longer is a participant in the Severance Plan, but he is still party to a Restrictive Covenants Agreement, which was amended by the Transition Agreement.  In connection with Mr. Folkes’ termination, he received payments and benefits pursuant to the terms of the Severance Plan, and he is still party to a Restrictive Covenants Agreement.

The Restrictive Covenants Agreements with each of our named executive officers provide that, among other matters, while the executive officer is employed by us and for a period of 12 months thereafter, he or she will not (i) engage in any competitive business, subject to certain exceptions; (ii) solicit, hire or engage our employees or contractors, or certain former employees; and (iii) solicit, request, advise or induce customers, suppliers or other business contacts of ours to cancel, curtail or otherwise adversely change its relationship with us. Under the Restrictive Covenants Agreements, each executive officer also agrees to disclose and assign to us any and all improvements and inventions that he or she conceives or reduces to practice during his or her employment. In addition, the Restrictive Covenants Agreements contain customary confidentiality provisions.  Pursuant to the Transition Agreement, the restricted period under Mr. Mattys’ Restrictive Covenants Agreement was extended to include the time periods during which he is still employed by us and during which he serves as a consultant to us, and through the period that is one year after the end of such employment or consulting period, whichever is later.

Severance Plan

Each of Messrs. Reuvers, Moen and Rishe is a participant in the Severance Plan. Under the Severance Plan, a participant will be entitled to receive the specified severance benefits if his employment is terminated (i) at our initiative other than for Cause (as defined below) or (ii) by the participant for Good Reason (as defined below) (each such type of termination, a “Qualifying Severance Event”). A participant who experiences a Qualifying Severance Event will be eligible to receive certain severance benefits under the Severance Plan, including:

●	if the Qualifying Severance Event occurs prior to a Change in Control (as defined below), payment of:

o	an amount equal to two times (for our Chief Executive Officer) or one times (for all other participants) his annualized base salary as of the termination date, payable in accordance with our regular payroll schedule for 24 months (for our Chief Executive Officer) or 12 months (for all other participants) thereafter; and

o	the portion of the premium costs that we would have paid, if the participant had remained employed by us, for any continued group health insurance coverage following the termination date, at the same level of coverage, for a period of 18 consecutive months (for our Chief Executive Officer ) or 12 consecutive months (for all other participants) after the termination date (or until group health or dental coverage from another employer is received, if earlier); and

●	if the Qualifying Severance Event occurs within 12 months after a Change in Control, payment of:

o	an amount equal to two times (for our Chief Executive Officer) or one times (for all other participants) the sum of (i) his annualized base salary as of the termination date,

plus (ii) his target incentive bonus as of the termination date, payable in a lump sum on the first payroll date occurring more than 60 days after the termination date; and

o	the portion of the premium costs that we would have paid, if the participant had remained employed by us, for any continued group health insurance coverage following the termination date, at the same level of coverage, for a period of 18 consecutive months (for our Chief Executive Officer) or 12 consecutive months (for all other participants) after the termination date (or until group health or dental coverage from another employer is received, if earlier).

In addition, if a participant experiences a Qualifying Severance Event and the termination date occurs:

●	before a Change in Control, then with respect to any equity-based award that has been granted to him under one of our equity plans and is outstanding and not fully vested on such termination date (an “Equity Award”), a pro rata portion of the unvested portion of such Equity Award will vest as of the date the participant’s release of claims becomes irrevocable; and
●	within 12 months after a Change in Control, then the unvested portion of any Equity Award that is outstanding on such termination date will vest as of the date the participant’s release becomes irrevocable.

In either case, if the Equity Award is subject to the satisfaction of performance goals over a performance period, the number of shares or units for purposes of the above determinations will be the number of target shares or units in the award. Further, if an Equity Award is a stock option or stock appreciation rights award that vests as provided above, it will remain exercisable to the extent so vested for one year after the termination date.

Under the Severance Plan, “Cause” is generally defined as: an act or acts of dishonesty intended to result in personal gain or enrichment at the expense of the Company; unlawful conduct or gross misconduct that is materially injurious to the Company; being convicted of a felony; or any material breach of a written agreement between the participant and the Company that has not been cured within 15 days following notice.

Under the Severance Plan, “Good Reason” generally means the occurrence of any of the following events without the participant’s consent: the assignment of the participant to a position with responsibilities or duties of a materially lesser status or degree than his or her position as of the date the Severance Plan was adopted; any material breach of any terms or conditions of any written agreement between the Company and the participant by the Company not caused by the participant; or the requirement by the Company that the participant relocate out of the Minneapolis/St. Paul Metropolitan area or metropolitan area designated by the Company at the later of the participant’s initial employment date or the date the Severance Plan was adopted. Certain notice and timing requirements apply for a termination to qualify as being for “Good Reason.”

The Severance Plan defines “Change in Control” by reference to the definition of that term in the 2016 Plan, which is discussed below under “—Equity Awards—2016 Plan.”

To receive benefits under the Severance Plan, a participant must sign and not rescind a release form approved by us. Payment of severance benefits under the Severance Plan is also subject to other conditions, and will be terminated if the participant violates his or her ongoing obligations with respect to non-disclosure of confidential information, assignment of intellectual property, non-competition and non-solicitation.

Transition Agreement

The Transition Agreement provides that we will retain Mr. Mattys as a consultant through June 8, 2021.  We will pay Mr. Mattys a consulting fee in the amount of $35,175 per month during the consulting period. We will also pay for premiums for COBRA continuation of health insurance coverage for Mr. Mattys through the earliest of the 18-month anniversary of his employment termination date, the date Mr. Mattys becomes eligible for group health insurance coverage elsewhere or the date Mr. Mattys is no longer eligible to continue under our group health insurance coverage.

The equity awards held by Mr. Mattys will continue to be governed by the terms and conditions set forth in the applicable award agreements, and the equity awards will continue to vest, through the end of the consulting period, as long as Mr. Mattys continues to provide services to our Company as provided under the equity awards.

Equity Awards

2007 Stock Option Plan

Under our 2007 Omnibus Stock Plan (the “2007 Plan”), pursuant to which stock option awards are outstanding and held by certain named executive officers, upon the termination of an optionee’s employment with us: (i) options that are not then vested and exercisable shall immediately terminate; (ii) if the termination is due to death or disability, options shall remain exercisable for one year after such termination to the extent they were exercisable immediately before such termination; (iii) if the termination is for “cause,” outstanding options shall immediately terminate upon such termination; and (iv) if the termination is for any reason other than death, disability or cause, then they shall remain exercisable for three months following such termination to the extent they were exercisable immediately before such termination. In no event, however, will an option remain exercisable past its originally scheduled expiration date. If a non-employee director’s service relationship with the Company terminates, any stock option will remain exercisable for the remainder of its scheduled term to the extent it was exercisable immediately before such termination.

In the event of a Change in Control of our Company, the plan administrator may, in its discretion, cause any outstanding option to immediately become vested and exercisable in full and to remain exercisable during its scheduled term. The plan administrator may also cause outstanding options to be assumed or replaced by an acquirer in a merger, consolidation or sale of substantially all of the Company’s assets, or provide for outstanding options to be cancelled upon a Change in Control in exchange for a cash payment reflecting the intrinsic value of the options. Unless otherwise provided in an agreement with our Company, if the accelerated vesting of an award or payment of cash in exchange for an award that would otherwise occur in connection with a Change in Control would, together with any other payments to the same individual that are deemed contingent on a Change in Control, be characterized as a “parachute payment” under Internal Revenue Code Section 280G, then accelerated vesting or payment of cash in exchange for an award shall be reduced to the extent necessary to avoid the imposition of the excise tax imposed by Internal Revenue Code Section 4999. For purposes of the 2007 Plan, “Change in Control” generally refers to a person or group acquiring beneficial ownership of 50% or more of the combined voting power of the Company’s voting securities; or a majority of the members of the Company’s Board of Directors cease to be “continuing” directors; or a merger, consolidation or statutory share exchange involving the Company, a sale of all or substantially all of the Company’s assets or the liquidation or dissolution of the Company will constitute a Change in Control only upon consummation of the transaction.

2016 Plan

Generally, the award agreements with respect to RSUs, stock options and PSUs granted under the 2016 Plan to the named executive officers provide that, except with respect to terminations following certain corporate transactions described below or due to death or disability, upon termination of the officer’s service with our Company, all unvested and unexercisable portions of his or her outstanding awards will immediately be forfeited. If a named executive officer’s service with our Company terminates other than for cause (as defined in the 2016 Plan), death or disability, the vested and exercisable portions of the officer’s outstanding option awards generally will remain exercisable for three months after termination. Upon termination for cause, all unexercised stock option awards will be forfeited.

Upon termination of a named executive officer’s service with our Company due to death or disability, all unvested RSUs will vest as of such termination date, and all stock options will vest as of such termination date and will generally remain exercisable for one year thereafter. With respect to outstanding PSUs, in the event of the termination of a named executive officer’s service with our Company by reason of disability, (i) if such termination occurs prior to the date the Compensation and Organization Committee certifies the number of earned PSUs, he or she will be entitled to have vest, on that certification date, a pro rata portion of the earned PSUs, which pro rata portion will be based on the number of days he or she was employed in the applicable performance period; or (ii) if such termination occurs after the date the Committee certifies the number of earned PSUs, he or she will be entitled to have vest, on the termination date, all unvested earned PSUs. Further with respect to outstanding PSUs, in the event of the termination of a named executive officer’s service with our Company due to death, (i) if such termination occurs prior to the date the Compensation and Organization Committee certifies the number of earned PSUs, he or she will be entitled to have vest, on the termination date, a pro rata portion of the target number of PSUs applicable to that officer, which pro rata portion will be based on the number of days he or she was employed in the applicable performance period; or (ii) if such termination occurs after the date the Compensation and Organization Committee certifies the number of earned PSUs, he or she will be entitled to have vest, on the termination date, all unvested earned PSUs.

Unless otherwise provided in an award agreement, in the event of a Change in Control that is a corporate transaction, the surviving or successor entity may continue, assume or replace some or all of the outstanding awards under the 2016 Plan. Our award agreements with our named executive officers generally provide that if awards granted to the executive officer under the 2016 Plan are continued, assumed or replaced in connection with a Change in Control and if within one year after the transaction the named executive officer experiences an involuntary termination of service other than for cause, or terminates his or her employment for good reason, the named executive officer’s outstanding: (i) RSUs will vest in full; (ii) stock options will vest in full and will remain exercisable for one year following termination; and (iii) PSUs will vest in an amount equal to (a) the target number of PSUs applicable to that officer or, if the performance period has ended, the number of earned PSUs applicable to that officer, minus (b) the number of PSUs that vested prior such termination date.

If awards granted to any named executive officer are not continued, assumed or replaced in connection with a Change in Control, then (i) any outstanding RSUs will vest immediately prior to the transaction, (ii) any outstanding stock options will become fully exercisable for a period of time prior to the transaction and terminate at the time of the transaction; and (iii) any outstanding PSUs will vest in an amount equal to: (a) if the performance period has not ended, the target number of PSUs applicable to that named executive officer, or (b) if the performance period has ended, the number of earned PSUs applicable to that named executive officer minus the number of PSUs that vested prior to the date of the Change in Control. Alternatively, the Compensation and Organization Committee may provide for the cancellation of any outstanding award in exchange for payment to the holder of the amount of the consideration that would have been received in the transaction for the number of shares subject to the award less the aggregate exercise price (if any) of the award.

In the event of a Change in Control that does not involve a corporate transaction, the Compensation and Organization Committee, in its discretion, may take such action as it deems appropriate with respect to outstanding awards, which may include providing for the cancellation of any award in exchange for payment to the holder of the amount of the consideration that would have been received in the Change in Control for the number of shares subject to the award less the aggregate exercise price (if any) of the award, or making adjustments to any award to reflect the Change in Control, including the acceleration of vesting in full or in part.

For purposes of the 2016 Plan, a “Change in Control” generally refers to a corporate transaction (as defined in the next sentence), the acquisition by a person or group of more than 50% of the combined voting power of our stock, or our “continuing directors” ceasing to constitute a majority of the members of the Board of Directors. A “corporate transaction” generally refers to (i) a sale or other disposition of all or substantially all of the assets of our Company, or (ii) a merger, consolidation, share exchange or similar transaction involving our Company, regardless of whether our Company is the surviving corporation.

Potential Payments Table

The table below reflects the estimated value of compensation and benefits payable to each of our named executive officers upon the occurrence of certain events, other than Mr. Folkes, for which the amounts represent actual payments and benefits he received upon the termination of his employment on September 30, 2020. Other than for Mr. Folkes, the amounts in the table are based on a hypothetical termination of employment (or for Mr. Mattys, termination of his service as a consultant) or change in control date on December 31, 2020.

	Involuntary Termination: Without Cause or for Good Reason Prior to a Change in Control	Involuntary Termination: Without Cause or for Good Reason Within 12 Months Following a Change in Control	Termination Due to Death or Disability	Change in Control and Equity Awards Not Assumed
Name/Benefits	($)	($)	($)	($)
Daniel Reuvers
Base salary	1,100,000	1,100,000	—	—
Annual bonus	—	251,731	—	—
Health benefits	15,836	15,836	—	—
Value of accelerated stock options(1)	124,110	430,651	430,651	430,651
Value of accelerated RSUs(2)	248,698	872,915	872,915	872,915
Value of accelerated PSUs(2)(3)	—	—	—	—
Total	1,488,644	2,671,133	1,303,566	1,303,566

Brent Moen
Base salary	385,000	385,000	—	—
Annual bonus	—	192,500	—	—
Health benefits	12,645	12,645	—	—
Value of accelerated stock options(1)	—	—	—	—
Value of accelerated RSUs(2)	207,398	715,175	715,175	715,175
Value of accelerated PSUs(2)(3)	240,069	358,936	240,069	358,936
Total	845,112	1,664,256	955,244	1,074,111

Potential Payments Table (cont.)

	Involuntary Termination: Without Cause or for Good Reason Prior to a Change in Control	Involuntary Termination: Without Cause or for Good Reason Within 12 Months Following a Change in Control	Termination Due to Death or Disability	Change in Control and Equity Awards Not Assumed
Name/Benefits	($)	($)	($)	($)
Bryan Rishe
Base salary	357,000	357,000	—	—
Annual bonus	—	160,650	—	—
Health benefits	12,548	12,548	—	—
Value of accelerated stock options(1)	35,966	42,898	42,898	42,898
Value of accelerated RSUs(2)	206,589	592,264	592,264	592,264
Value of accelerated PSUs(2)(3)	413,538	472,949	413,538	472,949
Total	1,025,641	1,638,309	1,048,700	1,739,761

Gerald Mattys(4)
Base salary	—	—	185,468	—
Annual bonus	—	—	—	—
Health benefits	—	—	10,557	—
Value of accelerated stock options	—	—	—	—
Value of accelerated RSUs	—	—	—	—
Value of accelerated PSUs	—	—	—	—
Total	—	—	196,025	—

Robert Folkes(5)
Base salary	368,000	—	—	—
Annual bonus	—	—	—	—
Health benefits	10,629	—	—	—
Value of accelerated stock options	5,660	—	—	—
Value of accelerated RSUs	106,404	—	—	—
Value of accelerated PSUs	232,310	—	—	—
Total	723,002	—	—	—

(1)	The value of the accelerated stock options is calculated based on the number of shares of our common stock subject to accelerated unvested stock options multiplied by the difference between $44.94, the closing price for a share of our common stock on the Nasdaq Global Market on December 31, 2020, and the per share exercise price.
(2)	The value of accelerated RSUs and PSUs is determined by multiplying the number of accelerated unvested units by $44.94, the closing price for our common stock on December 31, 2020.
(3)	To determine the number of PSUs for which vesting would be accelerated, the “Involuntary Termination: Without Cause or for Good Reason Prior to a Change in Control” column and the “Termination Due to Death or Disability” column utilize: (a) for the 2019 PSUs, zero, since none of the 2019 PSUs were earned; and (b) for the 2020 PSUs, the target number of 2020 PSUs and a performance period of January 1, 2020 – December 31, 2021 for purposes of the pro rata calculation. To determine the number of PSUs for which vesting would be accelerated, the “Involuntary Termination: Without Cause or for Good Reason Within 12 Months Following a Change in Control” column and the “Change in Control and Equity Awards Not Assumed” column utilize: (a) for the 2019 PSUs, zero; and (b) for the 2020 PSUs, the target number of 2020 PSUs.
(4)	The amounts in this table with respect to Mr. Mattys are based on a hypothetical termination of his service as a consultant or change in control as of December 31, 2020.

(5)	The amounts in this table with respect to Mr. Folkes represent actual payments and benefits he received upon the termination of his employment on September 30, 2020.

CEO PAY RATIO

The following is the annual disclosure of the ratio of our median employee’s annual total compensation to the annual total compensation of Daniel L. Reuvers, our Chief Executive Officer (our “CEO”). For 2020:

●	the annual total compensation of our median employee was $77,425; and
●	the total compensation of our CEO, as reported in the 2020 Summary Compensation Table included in this Proxy Statement, was $2,024,978. Since Mr. Reuvers was appointed CEO effective June 8, 2020, we annualized his Salary and Bonus, as disclosed in the Summary Compensation Table, and added the disclosed Stock Awards, Options Awards and All Other Compensation to arrive at a value of $2,960,296, used for the ratio of annual total compensation for our CEO.

Based on this information for 2020, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 38:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee as of December 31, 2020, at which time we had approximately 690 employees, all of whom are U.S. employees. Our median employee was identified based on the cash compensation paid related to 2020 to all members of our workforce including full-time and part-time employees, other than our CEO, who were employed on December 31, 2020. We annualized the cash compensation of employees who were employed on December 31, 2020 but had not worked for us for all of 2020.  For purposes of determining the cash compensation paid related to 2020, we included the amount of base salary the employee received during 2020 and the amount of any cash incentives earned in 2020.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the 2020 Summary Compensation Table disclosed above.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning our equity compensation plans as of December 31, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	1,345,782	(2)	36.43	(3)	7,126,795	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	1,345,782	(2)	36.43	(3)	7,126,795	(4)

(1)	Includes the 2016 Plan and the ESPP.
(2)	Consists of stock options, RSUs, 2018 PSUs and 2019 PSUs. The number of 2018 PSUs included in these amounts consists of the number of PSUs equal to 67% of the earned 2018 PSUs based on 2019 performance, which vested in 2021. No 2019 PSUs are included in these amounts since none of them were earned. The number of 2020 PSUs included in these amounts consists of the maximum number of shares that participants are eligible to receive if applicable performance metrics are fully achieved under the terms of the outstanding 2020 PSUs.
(3)	Represents the weighted average exercise price of outstanding stock options. Does not take into account the outstanding RSUs and PSUs which, when settled, will be settled in shares of our common stock on a one-for-one basis at no additional cost.
(4)	Consists of shares available for awards under the 2016 Plan and the ESPP as of December 31, 2020. As of December 31, 2020, there were no shares available for new awards under the 2007 Plan. The 2016 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the 2016 Plan automatically increases on January 1 of each year beginning on January 1, 2017 and ending on January 1, 2026 in an amount equal to the lesser of: (i) 5% of the total number of shares outstanding as of December 31 of the immediately preceding calendar year; (ii) 2,500,000 shares; or (iii) a number of shares determined by our Board of Directors. As of December 31, 2020, there were 5,538,891 shares available for future awards under the 2016 Plan. The ESPP also contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the ESPP shall automatically increase on January 1 of each year beginning on January 1, 2017 and ending on January 1, 2026 in an amount equal to the lesser of: (i) 1% of the total number of shares outstanding as of December 31 of the immediately preceding calendar year; (ii) 500,000 shares; or (iii) a number of shares determined by our Board of Directors. As of December 31, 2020, there were 1,587,904 shares available for issuance under the ESPP, of which 11,873 shares were subject to purchase based upon the payroll withholdings to that date under the ESPP for the current purchase period.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 22, 2021, for: each person known to the Company to be the beneficial owner of more than 5% of our outstanding common stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to the Company that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 19,632,089 shares of our common stock outstanding as of March 22, 2021. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of March 22, 2021, including upon the exercise of stock options and the vesting of RSUs. These shares are deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

Name of Beneficial Owner	Amount and Nature of Ownership	Percentage of Class
5% or Greater Stockholders
BlackRock, Inc. (1)
55 East 52nd Street, New York, NY 10055	3,522,842	17.9%
Alger Associates, Inc. (2)
360 Park Avenue South, New York, NY 10010	2,157,021	11.0%
Geneva Capital Management, LLC (3)
100 E Wisconsin Ave., Suite 2550, Milwaukee, WI 53202	1,539,339	7.8%
Champlain Investment Partners, LLC (4)
180 Battery St., Burlington, VT 05401	1,415,535	7.2%
Waddell & Reed Financial, Inc. (5)
6300 Lamar Avenue, Overland Park, KS 66202	1,202,852	6.1%
The Vanguard Group (6)
100 Vanguard Blvd., Malvern, PA 19355	1,189,646	6.1%
Thrivent Financial for Lutherans (7)
901 Marquette Avenue, Suite 2500, Minneapolis, MN 55402	1,016,262	5.2%

Named Executive Officers and Directors
Gerald Mattys (8)	351,814	1.8%
Peter Soderberg (9)	348,033	1.8%
Richard Nigon (10)	138,234	*
Robert Folkes (11)	69,306	*
Kevin Roche (12)	67,451	*
Bryan Rishe (13)	40,058	*
Brent Moen (14)	25,121	*
William Burke (15)	17,317	*
Raymond Huggenberger (16)	14,618	*
Deepti Jain (17)	855	*
Sheri Dodd (18)	855	*
Daniel Reuvers	—	*
All current executive officers and directors as a group (10 persons)	652,542	3.3%

*Less than 1%.

(1)	Based on a Schedule 13G filed with the SEC on January 25, 2021 by BlackRock, Inc., that it has sole voting power with respect to 3,428,688 shares and sole dispositive power with respect to 3,522,842 shares of our common stock.
(2)	Based on a Schedule 13G filed with the SEC on February 16, 2021 by Alger Associates, Inc., Alger Group Holdings, LLC and Fred Alger Management, LLC, that they have sole voting power and sole dispositive power with respect to 2,157,021 shares of our common stock.
(3)	Based on a Schedule 13G filed with the SEC on February 12, 2021 by Geneva Capital Management, LLC, that it has sole voting power and sole dispositive power with respect to 2,854 shares, shared voting power with respect to 1,454,941 shares and shared dispositive power with respect to 1,536,485 shares of our common stock.
(4)	Based on a Schedule 13G filed with the SEC on February 12, 2021 by Champlain Investment Partners, LLC, that it has sole voting power with respect to 1,087,185 shares and sole dispositive power with respect to 1,415,535 shares of our common stock.
(5)	Based on a Schedule 13G/A filed with the SEC on February 12, 2021 by Waddell & Reed Financial, Inc. and its investment advisory subsidiary Ivy Investment Management Company, that they have sole voting power and sole dispositive power with respect to 1,202,852 shares of our common stock.
(6)	Based on a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, that it has shared voting power with respect to 43,485 shares, sole dispositive power with respect to 1,131,098 shares and shared dispositive power with respect to 58,548 of our common stock.
(7)	Based on a Schedule 13G filed with the SEC on February 17, 2021 by Thrivent Financial for Lutherans, that it has sole voting power with respect to 37,347 shares, shared voting power with respect to 978,915 shares, sole dispositive power with respect to

37,347 shares and shared dispositive power with respect to 978,915 shares of our common stock. Thrivent Financial for Lutherans disclaims beneficial ownership of certain of these shares.
(8)	Includes 28,750 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 22, 2021.
(9)	Includes 95,394 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 22, 2021, 2,682 RSUs that are vested as of March 22, 2021 but have not settled and 2,672 RSUs that are scheduled to vest within 60 days following March 22, 2021. Includes 136,452 shares held indirectly by Mr. Soderberg through Worthy Ventures Resources, LLC, of which Mr. Soderberg serves as manager, and 110,833 shares held indirectly in a trust for which Mr. Soderberg serves as trustee.
(10)	Includes 24,474 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 22, 2021, 3,787 RSUs that are vested as of March 22, 2021 but have not settled, 2,672 RSUs that are scheduled to vest within 60 days following March 22, 2021, and 95,119 shares held indirectly by Mr. Nigon through various IRA accounts and a trust.
(11)	Includes 3,594 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 22, 2021.
(12)	Includes 29,468 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 22, 2021, and 2,672 RSUs that are scheduled to vest within 60 days following March 22, 2021.
(13)	Includes 12,448 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 22, 2021.
(14)	Includes 15,553 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 22, 2021.
(15)	Includes 11,474 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 22, 2021, and 2,672 RSUs that are scheduled to vest within 60 days following March 22, 2021.
(16)	Includes 7,175 shares subject to options that are exercisable as of, or will be exercisable within 60 days following, March 22, 2021, and 2,672 RSUs that are scheduled to vest within 60 days following March 22, 2021.
(17)	Includes 855 RSUs that are scheduled to vest within 60 days following March 22, 2021.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Compensation and Organization Committee Interlocks and Insider Participation

During 2020, the members of our Compensation and Organization Committee were William Burke, Raymond Huggenberger and Cheryl Pegus, none of whom is or has been our current or former officer or employee or was involved in a relationship requiring disclosure as an interlocking director or under Item 404 of Regulation S-K.

Policy for Approval of Related Person Transactions

Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Our related person policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness or employment by us of a related person. An executive officer is to present a transaction with a related party to the Audit Committee, which is then responsible for approving or denying the transaction. The Audit Committee bases its decision on factors including but not limited to the following:

●	whether the terms are fair to our Company;
●	the role the related person has played in arranging the transaction;
●	the structure of the transaction; and
●	the interests of all related persons in the transaction.

Transactions with Related Persons

Since January 1, 2020, we have not been a party to any, and there are no currently proposed, transactions in which the amount exceeded or will exceed $120,000, and in which any director, executive officer or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest.

Indemnification Agreements. Our Certificate of Incorporation contains provisions limiting the liability of directors, and our Certificate of Incorporation and our By-Laws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Certificate of Incorporation and By-Laws also provide our Board of Directors with discretion to indemnify our employees and agents when determined appropriate by the Board. In addition, we have entered into agreements to indemnify our directors and executive officers.

questions and answers about the annual meetinG

The following questions and answers are intended to address briefly some commonly asked questions regarding the Annual Meeting and the matters to be voted on at the Annual Meeting or at any adjournments or postponements thereof. We urge you to read the remainder of this Proxy Statement carefully because the information in this section does not provide all information that might be important to you. Please refer to the more detailed information contained elsewhere in this Proxy Statement and the documents referred to in this Proxy Statement, which you should read carefully.

What is the purpose of the Annual Meeting?

The Annual Meeting is being held for the purpose of considering and taking action with respect to the following:

1.	to elect eight directors, William Burke, Sheri Dodd, Raymond Huggenberger, Deepti Jain, Richard Nigon, Daniel Reuvers, Kevin Roche and Peter Soderberg, to serve until the 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;
2.	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021;
3.	to approve, on an advisory basis, the 2020 compensation of our named executive officers as disclosed in this Proxy Statement; and
4.	to transact such other business as may properly come before the meeting or at any and all adjournments or postponements thereof.

Who is entitled to vote at the Annual Meeting?

As of the close of business on March 22, 2021, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 19,632,089 shares of our common stock, par value $0.001 per share, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of our common stock held by such stockholder.

What constitutes a quorum for the Annual Meeting?

Our Amended and Restated By-Laws (the “By-Laws”) provide that a majority of the voting power of the shares of stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Under the General Corporation Law of the State of Delaware (the “DGCL”), shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Annual Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the broker, bank or other nominee is considered to be the stockholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.”

What are broker non-votes?

If your shares are held in “street name,” your broker, bank or other nominee is required to vote your shares according to your instructions. If you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to “non-discretionary” items. Proposals 1 and 3 are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to those proposals, it may not vote for those proposals, and those votes will be counted as broker “non-votes.” Proposal 2 is considered to be a discretionary item, and your broker, bank or other nominee will be able to vote on this proposal even if it does not receive instructions from you.

What vote is required to approve each proposal?

The following sets forth the votes that are required from the holders of common stock to approve each of the proposals, and the impact of abstentions and broker non-votes:

Proposal Number	Subject	Vote Required	Impact of Abstentions and Broker Non-Votes, if any
1	Election of directors	Directors will be elected by a plurality of the votes cast. The nominees receiving the most FOR votes will be elected.	Abstentions and broker non-votes will not count as votes cast on the proposal and will not affect the outcome of the vote.

2	Ratification of appointment of independent registered public accounting firm	The holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote must vote FOR to approve the proposal.	Abstentions will have the same effect as votes cast AGAINST the proposal. Broker non-votes will not affect the outcome of the vote.

3	Advisory vote to approve the compensation of our named executive officers	The holders of a majority of the shares present in person or by proxy at the meeting and entitled to vote must vote FOR to approve the proposal.	Abstentions will have the same effect as votes cast AGAINST the proposal. Broker non-votes will not affect the outcome of the vote.

What are the Board of Directors’ recommendations on how I should vote my shares?

●	Proposal 1: FOR all nominees for election as directors.
●	Proposal 2: FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021.
●	Proposal 3: FOR the advisory vote to approve the compensation of our named executive officers.

How can I vote?

In Person

If you are a stockholder of record, you may vote online during the Annual Meeting through the link:

www.virtualshareholdermeeting.com/TCMD2021. The 16-digit control number provided on your Notice of Internet Availability of Proxy Materials or proxy card is necessary to access this site.

By Proxy

If you do not wish to vote in person or will not be attending the meeting, you may vote by proxy through the following means.

You can vote your shares by proxy:

●	by mailing a proxy card;
●	via the internet; or
●	over the telephone.

Please refer to the specific instructions set forth on the Notice or printed proxy materials. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder. If you hold your shares through a broker, bank or other nominee, the firm that holds your shares will provide you with materials and instructions for voting your shares.

If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

Can I change my vote after I have submitted a proxy?

If you are a stockholder of record, you may revoke your proxy by (1) following the instructions on the Notice or proxy card, as applicable, and entering a new vote by mail, over the internet or by phone by the time specified on the Notice or proxy card, as applicable, (2) sending a written notice of revocation to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, or (3) virtually attending the Annual Meeting and voting (although attendance at the Annual Meeting will not in and of itself revoke a proxy).

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to revoke or change your vote.

What happens if additional matters are presented at the Annual Meeting?

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The Company is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the internet, you are responsible for any internet access charges that you may incur. Our directors, officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise.

What is the deadline for submitting a stockholder proposal for the 2022 annual meeting?

Any stockholder proposal intended to be included in the Proxy Statement for the 2021 Annual Meeting of Stockholders must satisfy the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), and be received no later than December 6, 2021.

In addition, our By-Laws contain advance notice provisions requiring a stockholder who wishes to present a proposal or nominate directors at our next Annual Meeting of Stockholders (whether or not to be included in the Proxy Statement) to comply with certain requirements, including providing timely written notice thereof in accordance with our By-Laws. To be timely for our 2022 Annual Meeting of Stockholders, any such proposal must be delivered in writing to our Corporate Secretary at our principal executive offices between the close of business on January 17, 2022 and the close of business on February 16, 2022. If the date of the next Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the first anniversary of the 2021 Annual Meeting of Stockholders, then notice by the stockholder must be delivered no earlier than the close of business on the 120th day prior to the date of such Annual Meeting and not later than the close of business on the later of (1) the 90th day prior to the date of such Annual Meeting or (2) the 10th day following the day on which public announcement of the date of such meeting is first made.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, Proxy Statement and 2020 Annual Report to Stockholders, as applicable, is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at Tactile Systems Technology, Inc., 3701 Wayzata Boulevard, Suite 300, Minneapolis, Minnesota 55416, Attention: Corporate Secretary or call us at (612) 355-5100. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, Proxy Statement, or 2020 Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your broker, bank or other nominee record holder, or you may contact us at the above address or telephone number.

AVAILABILITY OF FORM 10-K

Stockholders may receive, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, including financial statements (and excluding exhibits, which are available for a reasonable fee), by written request to our Corporate Secretary at Tactile Systems Technology, Inc., 3701 Wayzata Boulevard, Suite 300, Minneapolis, Minnesota 55416. Our Form 10-K is also available on our website in the “Investors—Annual Reports & SEC Filings” section of our website at www.tactilemedical.com.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act that may incorporate future filings (including this Proxy Statement, in whole or in part), the Audit Committee Report and the Compensation and Organization Committee Report included in this Proxy Statement shall not be incorporated by reference in any such filings.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 16, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. TACTILE SYSTEMS TECHNOLOGY, INC. 3701 WAYZATA BLVD. SUITE 300 MINNEAPOLIS, MN 55416 During The Meeting - Go to www.virtualshareholdermeeting.com/TCMD2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 16, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D32083-P49962 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TACTILE SYSTEMS TECHNOLOGY, INC. The Board of Directors recommends you vote FOR the following: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. Elect eight directors Nominees: 01) William Burke 02) Sheri Dodd 03) Raymond Huggenberger 04) Deepti Jain 05) Richard Nigon 06) Daniel Reuvers 07) Kevin Roche 08) Peter Soderberg For Against Abstain The Board of Directors recommends you vote FOR proposals 2 and 3. ! ! ! ! ! ! 2. Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2021. 3. Approve, on an advisory basis, the 2020 compensation of our named executive officers. NOTE: In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and the Annual Report are available at www.proxyvote.com. D32084-P49962 TACTILE SYSTEMS TECHNOLOGY, INC. Annual Meeting of Stockholders May 17, 2021 9:00 AM This proxy is solicited on behalf of the Board of Directors The stockholder(s) hereby appoint(s) Daniel L. Reuvers and Brent A. Moen, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side hereof, all of the shares of Common Stock of TACTILE SYSTEMS TECHNOLOGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 9:00 AM, CDT on May 17, 2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side